                                                                    EXHIBIT 10.1


                      LICENSE AND COLLABORATION AGREEMENT

                                    between

                        MAGAININ PHARMACEUTICALS, INC.

                                      and

                                GENENTECH, INC.



________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  LICENSE AND
                            COLLABORATION AGREEMENT

     This License and Collaboration Agreement (the "Agreement") is made as of April 28, 2000 (the "Effective Date") by and between Magainin Pharmaceuticals, Inc., a Delaware corporation, having principal offices located at 5110 Campus Drive, Plymouth Meeting, Pennsylvania 19462 ("Magainin"), and Genentech, Inc., a Delaware corporation, with principal offices located at 1 DNA Way, South San Francisco, California 94080 ("Genentech"). Each of Magainin and Genentech are a Party to this Agreement and together the Parties hereto and may be referred to as such herein.

     Whereas,   Magainin is the owner of and has all right, title and interest in, or has acquired the exclusive rights to, certain technology, including, without limitation, Know-How and Patents, relating to certain Antibodies and Small Molecules or Compounds in the Field (as defined).

     Whereas, Genentech has been involved in a program (under collaborative research and option agreement with Magainin expiring on April 29, 2000) for development and commercialization of an anti-IL-9 antibody.

     Whereas, Genentech wishes to perform certain research and development using Magainin Technology for relevent uses in connection with, among other things, conducting proof of concept research, humanizing and improving affinity of Magainin's human anti-IL9 and IL-9 receptor(s) antibody(ies) and Magainin wishes to enter into a collaborative arrangement with Genentech, as well as supply to Genentech certain biological materials and access to a certain gene Database Library, for the purposes of carrying out such research and development in accordance with a Joint Development Plan.

     Whereas, Genentech is further interested in obtaining an exclusive license to and under Magainin's Technology and Magainin wishes to grant the same to Genentech, to develop, make, have made, use, sell, have sold, offer to sell, import, distribute and otherwise exploit Products in the Field, retaining some co-exclusive rights, but only insofar as relates to collaborative research and development as further provided under the terms and conditions of this Agreement.

     Whereas, Simultaneously with the execution of this Agreement, the Parties are entering in that certain Series A Equity Purchase Agreement (together with the Schedules and Schedules thereto, the "Stock Purchase Agreement") and documents ancillary thereto, all dated of even date herewith, pursuant to which Genentech has agreed to purchase, and Magainin has agreed to issue and sell, shares of Magainin's Series A Preferred Stock as well as Common Stock (as such capitalized terms are defined in the Stock Purchase Agreement).

     Now Therefore, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, Magainin and Genentech hereby agree as follows:

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   Article 1
                                  Definitions


     The following terms shall have the following meanings as used in this
Agreement:

     1.1 "Affiliate" means with respect to any Party, any entity controlled by such Party. For the purposes of this Affiliate definition, "control" shall refer to (i) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise, or (ii) the ownership, directly or indirectly, of at least 50% of the voting securities or other ownership interest of an entity. With respect to Genentech, "Affiliate" shall not include Roche.

     1.2 "Antibody" means any immunoglobulin or fragment thereof, not limited to [**].

     1.3 "Biologics License Application" or "BLA" means that application, (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the Federal Food and Drug Administration seeking Regulatory Approval to market and sell any biologic Product in the United States for a particular indication in the Field.

     1.4 "Collaboration Know How" means Know How generated during the course of, in furtherance of and as a direct result of performing an activity under the Collaboration Program and may be either "Antibody Related" or "Small Molecule Related" Collaboration Know How, as the case may be, as used in context herein.

     1.5 "Collaboration Program" means the program of jointly funded and jointly determined research and development between Genentech and Magainin, as generally described hereunder in Section 3.2.

     1.6  "Compound" means any molecule including [**].

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.7 "Confidential Information" means all proprietary or confidential information of a disclosing Party (including the terms of this Agreement), which may be disclosed from one Party to the other at any time and from time to time during the term of this Agreement. Information of the disclosing Party shall not be considered confidential to the extent such information:

               (a) Is publicly disclosed through no fault of the receiving Party hereto, either before or after it becomes known to the receiving Party; or

               (b) Was known to the receiving Party prior to disclosure under this Agreement, which knowledge was acquired independently and not from the disclosing Party hereto (or such Party's employees); or

               (c) Is subsequently disclosed to the receiving Party in good faith by a Third Party who has a right to make such disclosure.

               (d) Was developed independent of and without reference to information received as a result of the disclosures of these Parties.

(Nothing in this definition shall preclude a Party from use of its own proprietary or Confidential Information without restriction.)

     1.8 "Control" means, (other than as defined in "Affiliate",) the power to license and grant a sublicense.

     1.9 "Development Costs" means the development costs actually incurred by Genentech or Magainin for a Compound or Product from the Effective Date of the Agreement through the later of (i) the date of Regulatory Approval for a Product (including thereafter costs to maintain or expand the label or indications for such approved final Product) in the Field in the Territory, or (ii) the date of termination of the Collaboration Program with regard to that Compound or Product as described in Article 3.2. Development Costs are further described in Schedule B, that certain financial schedule appended hereto and made a part hereof.

     1.10 "Downstream Target" means [**].

     1.11 "Effective Date" means the date first written above in the introductory paragraph in this Agreement.

     1.12 "Field" means all therapeutic and prophylactic human uses.

     1.13 "Gene Database" means the gene library of known and novel genes that are Downstream Targets identified by Magainin as playing a role in respiratory conditions excluding Targets which are otherwise restricted to Magainin's mucin program.

     1.14 "Genentech Know How" means the Know How that Genentech presently or hereafter owns, develops and/or Controls, related only to IL-9.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.15 "Genentech Patent(s)" means the Patent(s) which Genentech presently or hereafter owns or Controls, the claims of which would be infringed in the absence of licenses or assignments granted hereunder and which claims specifically cover only Compounds or Products hereunder. General technology patents are excluded from this definition. By way of example, the Cabilly family of patents are not included in "Genentech Patents."

     1.16  "Genentech Technology" means Genentech Patent(s) and Genentech Know-
How.

     1.17  "Initial Research" means as is defined in Section 7.2 hereof.

     1.18 "Intellectual Property" means all Patents, copyrights, trade secrets, trademarks and other proprietary rights, together with all related rights, applications, filings, registrations and the like.

     1.19 "Inventions" means any Know-how hereunder that is or becomes patentable or the subject of a Patent application or disclosure.

     1.20 "Investigational New Drug" or "IND" means an investigational new drug application (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the Federal Food and Drug Administration with regard to any Product.

     1.21 "Joint Development Plan" means that plan promulgated by the Joint Project Team, ratified by the Joint Steering Committee and updated annually, under which the Parties shall conduct the research and development of this Collaboration Program, a first iteration of which is attached hereto as Schedule A and made a part hereof.

     1.22 "Joint Project Team" or "JPT" shall have the meaning ascribed to it under Article 5 below.

     1.23 "Joint Steering Committee" or "JSC" shall have the meaning ascribed to it under Article 4 below.

     1.24 "Know How" means all IL-9 related Confidential Information, trade secrets, Inventions, practices, knowledge, skill, experience, methods, processes, techniques, materials and data, whether tangible or not, including without limitation, research data, test data, including pharmacological, toxicological, analytical and quality control data, compounds, chemicals, materials, compositions of matter, assays, reagents, results, cells, cell lines, physical, chemical and biological materials and/or related software, and/or other proprietary information which are in the Control of a Party, whether or not: (i) the same is protected by patent or eligible for protection under the patent laws of the United States or elsewhere; (ii) enforceable as a trade secret; or (iii) the copying of which would be enjoined or restrained by a court as constituting unfair competition.

     1.25  "Ludwig Institut Agreement" means as it is defined in 11.2(d).

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.26 "MAA" means any application filed with the relevant foreign regulatory authorities in Europe seeking Regulatory Approval to market and sell any Product in Europe or any country or territory therein for a particular indication in the Field.

     1.27 "Magainin Know How" means the Know How that Magainin presently or hereafter owns, develops and/or Controls.

     1.28 "Magainin Patents" means the Patent(s) which Magainin presently or hereafter owns or Controls, the claims of which would be infringed in the absence of licenses or assignments granted hereunder.

     1.29  "Magainin Technology" means Magainin Patents and Magainin Know-How.

     1.30 "NDA/BLA" means a New Drug Application or Biologics License Application, as the case may be, (as defined in Title 21 of the United States Code of Federal Regulations, as amended from time to time) filed with the Federal Food and Drug Administration ("FDA"), before which application is approved for a Product and it's indications in the Field, it is unlawful to commercialize or sell such Product in the United States.

     1.31 "Net Sales" means the aggregate gross invoiced sales of a Product or Compound, (but only if such Compound is being sold as a final product,) charged by Genentech or its sublicensee to a Third Party in an arms-length transaction, deducting the following (to the extent such items are incurred or allowed and do not exceed reasonable and customary amounts in the market in which such sales occurred): (i) quantity discounts, cash discounts or chargebacks; (ii) rebates or allowances actually granted including government and managed care rebates;
(iii) customer credits or allowances for returned goods; (iv) any charges for freight and insurance; (v) costs associated with Third Party diagnostic products required to be in-licensed for the purpose of manufacture, commercialization or sale of a Product or Target Product hereunder (provided not otherwise offset under Section 6.8); and (vi) any tax, tariff, duty or government charge (including any tax such as a value added or similar tax or government charge other than an income tax) levied on the sale, transportation or delivery of a Product or Target Product and borne by Genentech, its Affiliate or sublicensee without reimbursement from any Third Party. Sale(s) of Product or Target Product by and between Genentech and a Genentech Affiliate or sublicensee are excluded (and not to be calculated as constituting a deductible) from this definition of Net Sales. Such Net Sales may be adjusted in accordance with relevant Section
6.8.2 provisions.

     1.32 "Patents" means (i) valid and enforceable patents, re-examinations, reissues, renewals, extensions, supplementary protection certificates and term restorations, and (ii) pending applications for patents, including without limitation continuations, continuations-in-part, divisional, provisionals and substitute applications, including without limitation inventors' certificates which cover or claim Technology, (iii) extensions of any patent or application set forth in (i) or (ii); and (iv) all patents issuing from the foregoing applications, so long as said patents have not been held invalid and/or unenforceable in any decision by a court or other appropriate governmental body of competent jurisdiction from which there is no appeal or, if appealable, from which no appeal has been taken.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.33 "Phase I Clinical Study" means, as to a particular Product for a particular indication, a controlled and lawful study in human studies looking at among other things the safety, dosing and dose ranging of such Product for such indication.

     1.34 "Phase II Clinical Study" means, as to a particular Product for a particular indication, a controlled and lawful study in humans of the safety, dosing, ranging and efficacy of such Product for such indication, which is prospectively designed to generate sufficient data to commence a Phase III Clinical Trial of such Product for such indication.

     1.35 "Phase III Clinical Study" means, as to a particular Product for a particular indication, a controlled and lawful study in humans of the safety and efficacy of such Product for such indication, which is prospectively designed to demonstrate statistically whether such Product is safe and effective for use in such indication in a manner sufficient to file a NDA/BLA to obtain Regulatory Approval to market and sell that Product in the United States for the indication under investigation in such study.

     1.36 "Product" means any human therapeutic or drug in a final finished form, the active ingredient of which is a Compound. Product shall exclude any and all Target Products.

     1.37 "Regulatory Approval" means any and all approvals (including pricing and reimbursement approvals), product and establishment licenses, registrations, authorizations of any kind of the Federal Food and Drug Administration or any other regulatory authority necessary for the development, pre-clinical and/or human clinical testing, manufacture, quality testing, supply, use, storage, importation, export, transport, marketing and sale of a Product (or any component thereof) for use in the Field in any country or other jurisdiction in the Territory. "Regulatory Approval" shall include without limitation any BLA, NDA, MAA or other FDA-approved drug approval application.

     1.38 "Small Molecule" means any compound with a molecular weight below 1000 daltons.

     1.39 "Target" means a naturally-occurring molecule or fragment thereof that has a direct or indirect biologic, chemical or physiologic effect on a cascade leading to human illness, and which is provided to Genentech by Magainin pursuant to this Agreement.

     1.40 "Target Compound" means any Antibody, peptide, Small Molecule or aminosterol that has a primary mechanism of action of blocking, inhibiting, acting on, or antagonizing the production of a Downstream Target, and which is identified and developed by Genentech through use of the relevant Target. Target Compound shall exclude [**].

     1.41 "Target Product" means any human therapeutic or drug in a final finished form, the active ingredient of which is a Target Compound. Target Product shall exclude any and all Products.

     1.42  "Territory" means the world.

     1.43 "Third Party" means any entity other than Genentech or Magainin or an Affiliate of either Party.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     1.44 "Upstream Compound" means a Compound that has a primary mechanism of action or biologic effect of blocking, inhibiting, acting on, or antagonizing the production of an Upstream Target, or as otherwise set forth in Section 4.8 below.

     1.45 "Upstream Product" is a Product containing an Upstream Compound as its active ingredient.

     1.46  "Upstream Target" means [**].

     1.47 "Valid Claim" means a claim in any issued, unexpired patent which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, reexamination or disclaimer and which is not subject to an interference action.

                                   Article 2
                                Summary Section

2.

     This Article 2 is intended to generally summarize the collaboration between the Parties to this Agreement. The terms and conditions of the Agreement, excluding Article 2, should prevail in meaning and operation and this Article 2 should not be read to supercede any other term or condition of the Agreement in the case of inconsistency.

     2.1 Synopsis: This is a research and development collaboration under which the Parties will together (or as separately appointed to tasks by a joint committee of the Parties under a joint plan, as provided hereunder) research Antibodies and Small Molecule Compounds for development and commercialization of Compounds and Products. The primary and initial focus of this collaboration is to develop an Antibody to be chosen by the Joint Development Team as a Compound-candidate for clinical trials within the Field and Territory.

     2.2 Collaborative Development. Magainin will supply to this collaboration its Know How, scientific findings and other research showing the IL-9 mechanism and its role in modulating allergic and asthmatic response to antigen. Genentech and Magainin will conduct the Initial Research, including certain proof of concept relating to the IL-9 mechanism in respiratory/immune reaction to antigen, as determined by the Joint Project Team and provided in the Joint Development Plan. In addition to which, Genentech wishes to develop a human or humanized Antibody (using Genentech proprietary Know How or a transgenic mouse), as well as possibly generate a mouse Antibody that reacts with or affects IL-9 or IL-9 receptors. The Initial Research shall begin on the Effective Date and last until such time that the Joint Project Team selects the Compound for clinical development, including Phases I and II testing by Magainin. All such Initial Research shall be conducted by the Parties together or individually as assigned to tasks by the Joint Project Team, at the sole expense of the Party completing the work and at

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Magainin's expense for Phases I and II Clinical Studies. Once the data from those trials merits the commencement of a Phase III Clinical Study (per the determination by the Joint Project Team), Genentech shall at its expense (subject only to Section 8.6 herein), design the Phase III Clinical Study and take the Compound into Phase III, or a pivotal trial, through and including filing of the NDA/BLA. Genentech will be responsible for manufacturing Compounds hereunder. Magainin may have a role in manufacturing (or contract manufacturing) Small Molecule Compounds if so decided by the Joint Project Team and approved by the JSC. In accordance with the JSC approved budget for the Collaboration Program, Genentech will provide quarterly funding in advance for Magainin Collaboration Program expenses with preferred equity in tranches of that same Series A equity provided in the Stock Purchase Agreement, of even date herewith.

     2.3 Respiratory Gene Database; Exclusive Access; Licensing Target(s). Genentech shall have sole and exclusive access to Magainin's Gene Database (as defined) for a period of [**] from the Effective Date and from such access, the right, but not the obligation, to choose up to [**] Targets therefrom.
Genentech will then have an additional [**] (for a total [**] from the Effective
Date) of non-exclusive access. Targets will be excluded from the Target pool by Magainin if, prior to Genentech's selection, Magainin has licensed rights to such Target (that Genentech wants to select) to a Third Party, or Magainin has already initiated and is diligently pursuing, at its own expense, an active research program regarding that Target. Genentech shall have the right, but not the obligation, to acquire exclusive rights to develop Target Compounds and Target Products pursuant to Section 3.2(c)(i) below.

                                   Article 3
                                License grants

3.

     3.1  Licenses Granted by Magainin -

          3.1.1 Magainin Technology. Magainin hereby grants to Genentech and its Affiliates an exclusive (even as to Magainin) right and license, with the right to grant sublicenses, under any and all Magainin Technology, whether owned or controlled by Magainin, to research, develop, manufacture, make, have made, use, import, export, sell, offer for sale, or have sold Compounds and/or Product(s) in the Field in the Territory. Notwithstanding the foregoing, the exclusive license granted above shall be subject only to Magainin's rights to collaborate with Genentech as solely provided in this Agreement and under the Joint Development Plan.

          3.1.2 Research & Development License to Magainin. Subject to the terms and conditions of this Agreement, Genentech hereby grants to Magainin a non-exclusive, non-royalty-bearing license under the Genentech Technology for the sole purpose of enabling Magainin to conduct its activities (always to the exclusion of making or manufacturing, except with respect to limited rights for Small Molecule manufacture, as provided in Section 3.1.3) under the Collaboration Program, and as described in the Joint Development Plan.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

          3.1.3 Small Molecule Election; Limited Commercial License for Small Molecule Compounds. In the event that Magainin believes it discovered a Small Molecule that has substantial pre-clinical data affecting or effecting a respiratory response (in which Genentech might have an interest), Magainin shall so advise Genentech as soon as reasonably practical. Magainin shall also provide to Genentech data for each such Small Molecule in support of Magainin's findings and suppositions, in sufficient detail so as to enable Genentech to determine whether it might be interested in bringing the Small Molecule under the Collaboration Program. In the event that Genentech is interested in going forward in development with such Small Molecule, then Genentech shall within [**] months thereafter inform Joint Project Team of its assent to go forward under the Collaboration Program. Upon the election to include the Small Molecule in the Collaboration Program, the then current Joint Development Plan will be modified to reflect the addition of said Small Molecule and all activities of the Parties to develop such Small Molecule, as well as provide budgets required to fund the same. Funding shall be consistent with funding and support mechanisms outlined herein as apply to Compounds. Subject to the terms and conditions of this Agreement, in the event that Genentech elects not to develop a Small Molecule Compound, pursuant to this Section 3.1.3, or if after electing to develop such a Small Molecule Compound, ceases development, [**].

     3.2  Access to the Gene Database; Rights to Targets.

                 (a) Right of Access. Magainin hereby grants Genentech an exclusive right, to the exclusion of Magainin and any Third Party, and research license, for a period not to exceed [**] from the Effective Date ("Period of Exclusivity") of sole access to the Gene Database and rights to choose up to [**] Target(s) therefrom for research and development. After the Period of Exclusivity, Genentech shall have an additional non-exclusive right and research license, for a period not to exceed [**], or a total of [**] from the Effective Date, to non-exclusive access of the Gene Database and to choose any Target contained therein, subject only to the then existing rights of Third Parties, as of the designation date being after the Period of Exclusivity. Targets will be excluded if prior to Genentech's selection, Magainin has removed such Target from the Gene Database because Magainin either licensed rights to the Target (that Genentech wants to select) to a Third Party, or Magainin has already initiated and is diligently pursuing, at its own expense, an active research program regarding such Target ("Internal Development Effort"). Genentech shall also be required to initiate and diligently pursue an active research program regarding any Target it selects for exclusive development.

                 (b) Target Selection; Exclusivity. For any Target that Genentech shall select from the Gene Database, Genentech shall, as soon as reasonably practicable, notify Magainin of Genentech's desire to designate such Target for its own use, exclusive or subject to Third Party rights, as the case may be at the time of designation. Immediately upon designation, Genentech will be deemed to have been granted, at its sole choice, an exclusive fully sublicensable right and license to research, develop, manufacture, make, have made, use, import, export, sell, offer for sale, or have sold Target Compounds and/or Target Products in the Field in the Territory. Notwithstanding the provision of exclusivity in the foregoing sentence,

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

and only with respect to designations by Genentech occurring after the Period of Exclusivity ends, the exclusive license granted above shall be subject to Third Party rights only to the extent existing, or subject to Magainin's rights as provided above in Section 3.1.2 in the event that Magainin is involved in an Internal Development Effort with such Target, as defined in Section 3.2(a), as of the time of designation by Genentech.

                 (c)  Developing a Target Compound or Target Product;.

                      (i) Sole Development by Genentech. Genentech may elect to solely develop a Target Compound, or Target Product, as the case may be, which shall not be subject to Magainin's election under Section 8.6. Royalties and milestones for a Target Compound and Target Product shall be governed by
Section 6.5.

                      (ii) Co-Development by Genentech and Magainin; Designation of a Target Compound or Target Product as a Compound and Product. Genentech may alternatively elect to designate a Target Compound as a Compound hereunder to be co-developed with Magainin. In the event of such an election by Genentech, then upon written notice from Genentech, such Target Compound shall be deemed a Compound, and such Target Product a Product, and governed under the then current Joint Development Plan with milestones and royalties in accordance with Section 6.3 and 6.4, or eligible for a profit sharing arrangement at Magainin's election under Section 8.6. In the event Genentech elects to co-develop pursuant to this paragraph, Genentech and Magainin are individually and together responsible, in accordance with the Joint Development Plan and with input from the Joint Project Team or senior management from both Genentech and/or Magainin (within the budget promulgated by the Joint Project Team, approved by the JSC, and provided for in the then current annual Joint Development Plan,) for all development efforts including, without limitation, humanizing the Antibodies and/or increasing affinity (affinity maturation) of any Antibody in accordance with a Joint Development Plan and any other research and development that the Joint Project Team shall require of Genentech or Magainin, as the case may be to develop such Target Compound.

     3.3 Full Collaboration Program. Reference to the collaboration program means the full research and development program for developing Products from designated Compounds and developing Compounds (or developing Compounds that act on Targets as Genentech elects to co-develop pursuant to Section 3.2(c)(ii) above) and encompassing the activities of either or both Parties as provided and set forth in the then annual Joint Development Plan, promulgated by the Joint Project Team and approved by the Joint Steering Committee and which include all of the activities under the purview of the Joint Project Team to implement (the "Collaboration Program"). The Collaboration Program commences on the Effective Date and terminates, Compound by Compound, as of the termination of a Compound in pre-Regulatory Approval stages of development. A Compound will only be put into full development under an annual Joint Development Plan upon selection and designation of such Compound by the Joint Project Team and approval by the JSC (subject to the dispute resolution provisions in this agreement), as it may deem appropriate for research, development, Phase I, II and/or III Clinical Studies. [**].

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     3.4 Initial Research. Initial Research ends with respect to a Compound, Compound by Compound, upon such time as the Joint Project Team selects such Compound for Phase I Clinical Study. Phases I and II Clinical Studies shall be conducted solely by Magainin, with assistance by Genentech or the Joint Project Team, as may be deemed necessary by the Joint Project Team, at Magainin's sole cost and expense, funding to be earmarked from funds generated by Genentech to Magainin under the then current tranche of Series A Preferred Stock pursuant to that certain Stock Purchase Agreement, dated of even date herewith. Phase III Clinical Studies and NDA/BLA filing shall be solely Genentech's obligation at Genentech's sole expense, the soleness of the expenses borne by Genentech being subject only to Magainin's opt-in for co-funding under Section 8.6 hereof.


                                   Article 4
                      Administration of the Collaboration

4.

     4.1 Formation of Joint Steering Committee. The Parties shall establish one joint steering committee (the "JSC"), which shall consist of no fewer than four
(4) permanent members, two (2) permanent members from each Party. Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 14.9 of this Agreement. Such representatives shall include individuals within or designated by the senior management of each Party, and those representatives of each Party shall, individually or collectively, have expertise and/or responsibility in business and bio-pharmaceutical therapy development or commercialization and authority to cause the participants from each Party to conduct the work of this Collaboration Program. Any member of the JSC may designate a substitute to attend and perform the functions of that member at any meeting of the JSC and each member of the JSC may invite such other non-members as deemed necessary to help explore and resolve the issues before the JSC. Each Party may individually, in its discretion, invite non-member representatives of such Party to attend meetings of the JSC.

     4.2  Responsibilities.  The JSC shall perform the following functions:

               (a) Approve the overall strategy and timelines for the Collaboration Program and the collaborative process including appointing and providing direction to the Joint Project Team.;

               (b) review and approve: (i) the Joint Development Plan; (ii) division of labor among the Parties; (iii) annual budgets and multiyear expense forecasts formulated by the Joint Project Team; (iv) any expenditure made in connection with purchasing preferred shares of equity in Magainin, or otherwise entering into a debt instrument (for amounts reflecting budgeted activities), as recommended by the Joint Project Team and provided in that

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

certain Stock Purchase Agreement, dated of even date herewith; and the (v) the financial results of the Collaboration Program;

               (c) review and evaluate progress of the activities under the Joint Development Plan, provided that the JSC shall not have authority to make any determination that either Party is in breach of this Agreement;

               (d) review and approve "go/no-go" decisions and recommendations made by the Joint Project Team;

               (e) resolve disputes or disagreements unresolved by any Joint Project Team and any other disputes or disagreements between the Parties with respect to the Collaboration Program;

               (f)  review marketing plans for any Product; and

               (g) have such other responsibilities as may be assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon by the Parties or any member of senior management from the Parties from time to time.

     4.3 Decisions of the JSC. With respect to the mandated responsibilities of the JSC, the JSC shall operate by consensus with each Party having a single vote. If, with respect to a matter that is subject to the JSC's decision-making authority, the JSC cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall then be immediately referred to the Chief Executive Officer of Magainin, or such other person holding a similar position designated by Magainin from time to time, and a Senior Officer of Genentech, or such other person holding a similar position designated by Genentech, from time to time, for resolution. The executive/senior officers shall use reasonable efforts to resolve the matter referred to them. If the executive/senior officers cannot reach a mutually acceptable decision within fifteen (15) days after the matter was referred to them, then the Chief Executive Officer of Genentech shall have the final authority to make decisions in good faith that are binding on both Parties.

     4.4 Meetings. During the term of the collaboration, the JSC shall meet in person at least twice during every calendar year, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as the Parties shall agree. Meetings of the JSC that are held in person shall alternate between the offices of the Parties, or such other place as the Parties may agree. The members of the JSC also may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

     4.5 Minutes. With the sole exception of specific items of the meeting minutes to which the Parties cannot agree and which are escalated as provided in
Section 4.3, minutes of all JSC meetings shall be finalized no later than thirty
(30) days after the meeting to which the minutes pertain, as follows:

                    (i) Within ten (10) days after each JSC meeting, a secretary designated by one Party at each meeting shall prepare and distribute to all members of the JSC

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

draft minutes of the meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and a list of any actions, decisions or determinations approved by the JSC and a list of any issues to be resolved by the Executive Officers.

                    (ii) The non-drafting Party shall then have ten (10) days after receiving such draft minutes to collect comments thereon from the members of its Party and provide them to such secretary.

                    (iii) Upon the expiration of such second ten (10)-day period, the members of the JSC shall have an additional ten (10) days to discuss each other's comments and finalize the minutes. The member-representatives from each Party having attended the meeting to which the minutes apply, shall each sign and date the final minutes. The signature of the members upon the final minutes shall indicate each Party's assent to the minutes. If the Parties disagree on any issue with respect to the minutes, such issue shall be resolved by the escalation process as provided in Section 4.3. The decision resulting from the escalation process shall be recorded by the secretary in amended finalized minutes for said meeting.

     4.6 Term. The JSC shall exist until the termination or expiration of the Collaboration Program and for such longer period as necessary to perform the remaining responsibilities assigned to it under this Agreement.

     4.7 Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and approved invitees to attend meetings of, and otherwise participate on the JSC.

     4.8 Upstream Compounds. As part of its ongoing business, Magainin will continue its pursuit of researching Upstream Compounds. In the event that Magainin believes it discovered an Upstream Compound that has substantial pre-clinical data affecting or effecting a respiratory response (in which Genentech might have an interest), Magainin shall so advise Genentech as soon as reasonably practical. Magainin shall also provide to Genentech data for each such Upstream Compound in support of Magainin's findings and suppositions, in sufficient detail so as to enable Genentech to determine whether it might be interested in bringing the Upstream Compound under this Collaboration Program. In the event that Genentech is interested in going forward in development with such Upstream Compound, then Genentech shall within [**] thereafter inform Joint Project Team of its assent to go forward under the Collaboration Program. Upon the election to include the Upstream Compound in this Collaboration Program, the then current Joint Development Plan will be modified to reflect the addition and all activities of the Parties with respect to the activities of the Parties to develop such Upstream Compound, as well as provide budgets required to fund the same. Funding shall be consistent with funding and support mechanisms outlined herein as apply to Compounds. If Genentech shall not advise Magainin of its interest in going forward and in development of such Upstream Compound within [**], Genentech shall have no further rights to such Compound.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   Article 5
                              Joint Project Team

5.

     5.1  Formation of Joint Project Team ("JPT").

               (a) Within thirty (30) days of the Effective Date, the Parties through the JSC, shall establish a joint project team ("JPT") to develop and promulgate a Joint Development Plan ("JDP"), a first iteration of which is attached hereto, as well as coordinate and implement all activities for the research and development of Products and Compounds in the Field under the JDP, within budgets to be promulgated by the Joint Project Team and approved by the JSC.

               (b) A sufficient number of authorized representatives (but no more than four (4) for each Party, unless otherwise determined by the JPT), shall be appointed as members of the JPT. Such representatives will include individuals with expertise and responsibilities in the areas of basic research and development, clinical development, process sciences, manufacturing, regulatory affairs, product development, marketing and sales, as applicable to the stage of development or commercialization of the Product. Each Party may replace its representatives at any time, upon written notice to the other Party. The JPT shall meet at regular intervals, but no less than once per calendar quarter, at times and locations to be agreed upon by the members of the JPT.

               (c) The JPT shall exist until the end of Phase II Clinical Study(ies), and shall cease to exist on a Compound by Compound basis.

     5.2 Responsibilities. The Joint Project Team shall ensure open communication between the Parties as relates to the development of Compounds and Products as well as:

               (a) oversee and coordinate all research and development activities with respect to Compounds under this Agreement, in a manner consistent with the JDP;

               (b)  evaluate data from the Collaboration Program;

               (c) manage the day-to-day activities being conducted under the JDP, allocate responsibilities between the Parties and coordinate the activities of the Parties;

               (d) provide a mechanism for the exchange of information between the Parties with regard to Know-how and Inventions;

               (e) provide a mechanism for the review of data and results from any discovery efforts either Party is conducting from time to time with respect to Compounds, and recommend Compounds for clinical testing;

               (f) review and agree on all relevant proposed publications and presentations of any of the Parties pursuant to Article 9;

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

               (g) prepare clinical and regulatory strategy and review and approve clinical study protocols that the implementing Party shall promulgate and final reports therefor;

               (h) prepare or revise Joint Development Plans annually, or as needed more frequently, and refer them (or modifications thereto) to the JSC for approval;

               (i) keep the JSC informed on the status of the Collaboration Program and the activities conducted by the Parties thereunder;

               (j) promulgate budgets covering the activities under the Collaboration Program and outlined in each annual Joint Development Plan;

               (k) generate cost-estimates, quarter by quarter in advance of a quarter, to the JSC covering funding required for a following quarter (for activities of the Collaboration Program) through Phase II Clinical Studies and paid in advance of each quarter from such shares of preferred equity as provided in that certain Stock Purchase Agreement, dated of even date herewith;

               (l) based upon Magainin's election to share in U.S. profits and losses under Section 8.6, generate a quarterly schedule of preferred stock purchases (or otherwise under a debt-instrument) as provided in that certain Stock Purchase Agreement, dated of even date herewith, which schedule of purchases shall cover and include Magainin's portion of losses incurred that first year post-Regulatory Approval; submitting the same to the JSC for its approval;

               (m) ensure that each Party is aware of any ongoing activity of any Party outside the Collaboration Program that may impact the Collaboration Program or a Party's diligence obligations hereunder;

               (n) resolve disputes and disagreements between the Parties with respect to this Section 5.2, and refer unresolved disputes and disagreements to the JSC for resolution in accordance with Section 4.3; and

               (o) have such other responsibilities as may be assigned to the JPT pursuant to this Agreement or by the JSC, or as may be mutually agreed upon by the Parties from time to time.

     5.3 Meetings. During its term, the JPT shall meet at least once each calendar quarter, and more frequently as agreed by the JPT, on such dates, and at such places and times, as the JPT shall agree. Such meetings may be held in person, or the members of the JPT may convene or be polled or consulted from time to time by means of telecommunications, video conferences, electronic mail or correspondence, as deemed necessary or appropriate.

     5.4 Decision-making. The JPT shall operate by consensus, and each Party shall have collectively one (1) vote in all decisions. If, with respect to a matter that is subject to a JPT's decision-making authority, the JPT cannot reach consensus within fifteen (15) days after it has met and attempted to reach such consensus, the matter shall be referred on the sixteenth day to the JSC, which shall resolve such matter in accordance with Section 4.3.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   Article 6

        Development Costs; Milestones and Funding of Development Costs.

6.

     6.1  Development Costs.

          6.1.1  Development Costs include without limitation the following:

                 (a) costs of research or development including costs of studies on the toxicological, pharmacokinetical, metabolical or clinical aspects of a Compound conducted internally at Genentech or by Magainin, as the case may be, or by individual investigators or consultants necessary for the purpose of obtaining, maintaining and/or expanding marketing approval of a Product, process development, process improvement and scale-up and recovery costs, qualification lots, costs for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain, maintain and/or expand marketing approval of a Product, and applicable Allocable Overhead (as defined in the financial appendix.)

                 (b) expenses for data management, statistical designs and studies, document preparation, and other administration expenses associated with the clinical testing program or post-marketing studies required to maintain product approvals;

                 (c) costs required to obtain, maintain and/or expand the relevant authorization and/or ability to manufacture, formulate, fill, use, ship, sell and/or distribute a Product in commercial quantities to Third Parties in the Territory;

                 (d) any other costs and expenses associated with the activities of the Parties under an annual Joint Development Plan or as otherwise deemed necessary by the Joint Project Team.

          6.1.2 All Development Costs shall be reviewed and approved by the Joint Project Team and JSC in accordance with the procedures set forth in Schedule B (the financial appendix) and as further provided under the Joint Development Plan. Issues or questions arising from the meaning of any of the above, accounted for in this Section 6.1, shall be the purview of the JSC to evaluate and resolve, with the dispute resolution procedures under Section 5.4 and 4.3 abiding. These Development Costs may be borne by a Party in accordance with its respective obligations under the then current Joint Development Plan and/or subject to the Section 8.6 profit and loss share election, as the case may be, should Magainin elect to share in U.S. profits and losses by co-funding the Collaboration Program from Phase III Clinical Study(ies) through and including all Regulatory Approvals.

          6.1.3 In determining Development Costs chargeable under the Agreement, each Party will use its respective project accounting systems and will review and approve its respective project accounting systems and methodologies for this Collaboration Program with the other Party.

          6.1.4 US Development Costs shall mean (i) one hundred (100%) of Development Costs (as defined in Section 1.9) through the end of Phase II plus
(ii) fifty percent (50%) of Development Costs in the United States and Europe, beginning in Phase III through filing of NDA/BLA.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     6.2 Up-Front Payments. Genentech will make the following nonrefundable, non-creditable payment to Magainin of $5 Million in exchange for such form of common equity described in the Stock Purchase Agreement, dated of even date herewith, immediately upon the closing of the Stock Purchase Agreement.

     6.3 Milestones and Milestone Payments for Compounds and Products. Only in the event that Magainin declines funding Phase III Clinical Studies, foregoing also all subsequent filing costs associated with obtaining Regulatory Approval for any Compound, then Genentech will be obligated to pay the milestones in
Section 6.3(a) with respect to such Compound and Product. However, Genentech will be obligated to pay milestone payments contained in Section 6.3(b) upon reaching the milestone events listed in Section 6.3(b) whether or not Magainin makes such an election to jointly fund under Section 8.6 below:

               (a) Milestone Payments on Compounds and Products in Lieu of U.S. Profit-Share. The following payment obligations shall be triggered once only with respect to any Compound/Product, and only in the event that Magainin does not exercise its option to co-fund development (under Section 8.6). Genentech shall pay said milestone payments within thirty (30) days of the occurrence of the relevant event:

---------------------------------------------------------------------------------
Milestone                                                      Milestone Payment
---------                                                      ------------------
---------------------------------------------------------------------------------
First NDA/BLA filing for an Antibody-based Compound            [**]

---------------------------------------------------------------------------------
First BLA approval for an Antibody-based Product               [**]

---------------------------------------------------------------------------------
First NDA/BLA filing for each Small Molecule Compound          [**]

---------------------------------------------------------------------------------
First NDA/BLA approval for each Small Molecule Product         [**]

---------------------------------------------------------------------------------

               (b) Milestone Payments on Compounds and Products Regardless of Profit Share. The following milestones shall be payable by Genentech, once only with respect to any Compound/Product, within thirty days of the occurrence of the relevant event, and whether or not Magainin elects to participate in US profits and losses pursuant to Section 8.6 below.

-------------------------------------------------------------------------------
                                                                    Milestone
                                                                    ---------
Milestone                                                           Payment
---------                                                           -------
-------------------------------------------------------------------------------
Upon Initiating first Phase I Clinical Study for the first          [**]
Antibody Compound
-------------------------------------------------------------------------------
Initiation of first Phase II Clinical Study for the first           [**]
Antibody Compound

-------------------------------------------------------------------------------


________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

-------------------------------------------------------------------------------
                                                                    Milestone
                                                                    ---------
Milestone                                                           Payment
---------                                                           -------
-------------------------------------------------------------------------------
Initiation of the first Phase III Clinical Study for the first      [**]
Antibody Compound
-------------------------------------------------------------------------------
Upon first Regulatory Approvals for the first Antibody Compound     [**]
in Europe

-------------------------------------------------------------------------------
Upon first Regulatory Approvals for the first Antibody Compound     [**]
in Japan

-------------------------------------------------------------------------------
Selection of each Small Molecule-based Compound ready to enter      [**]
clinical testing

-------------------------------------------------------------------------------
Initiation of first Phase I Clinical Study for each such Small      [**]
Molecule-based Compound

-------------------------------------------------------------------------------
Initiation of the first Phase II Clinical Study for each such       [**]
Small Molecule-based Compound

-------------------------------------------------------------------------------
Initiation of the first Phase III Clinical Study for each such      [**]
Small Molecule-based Compound

-------------------------------------------------------------------------------
Upon first Regulatory Approval for each Small Molecule-based        [**]
Compound in Europe

-------------------------------------------------------------------------------
Upon first Regulatory Approval for each Small Molecule-based        [**]
Compound in Japan
-------------------------------------------------------------------------------


     6.4 U.S. Royalties in Lieu of Profit-Share & Ex-US Royalties on Products Regardless of Profit-Share. In the event that Magainin declines co-funding Phase III Clinical Studies (by not electing an option to share in U.S. profits and losses, pursuant to 8.6 hereof) then the following U.S. royalties on Net Sales apply to the sale of a Product, covered by a Valid Claim of a Magainin Patent at the following rates; and regardless of whether or not Magainin elects to fund Phase III development and beyond, pursuant to Section 8.6, Genentech shall be obligated to pay the following ex-U.S. royalties based upon revenue that Genentech recognizes for Net Sales of the Product in the Territory outside of the United States; provided, however, that to the extent that, and for so long as, no Valid Claim of a Magainin Patent (or of a Patent solely or jointly invented by Magainin which has been assigned to Genentech under Article 10 below) covers the Product in the relevant country (U.S. or ex-U.S.), then the royalties payable in such country shall be [**]% of the royalties set forth below. These royalty obligations shall expire on a country-by country, and Product-by-Product basis, on the later of the last to expire Valid Claim of a Magainin Patent (or of a Patent solely or jointly invented by Magainin which has been assigned to Genentech under Article 10 below) covering such Product or [**] years from the first sale of such Product in such country.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

-----------------------------------------------------------------------------------------
Net Sales for Products Sold in the Field                                 Royalty Rate
----------------------------------------                                 ------------
-----------------------------------------------------------------------------------------
For each dollar up to the first [**] in U.S. Net Sales, calculated       [**]
annually based on a calendar year
-----------------------------------------------------------------------------------------
For each dollar of U.S. Net Sales (reset each January 1st) that is       [**]
greater than [**] in a calendar year
-----------------------------------------------------------------------------------------
For each dollar up to the first [**] cumulative Net Sales in             [**]
Europe, calculated annually in a calendar year
-----------------------------------------------------------------------------------------
For each dollar up to the first [**] cumulative Net Sales in Asia,       [**]
calculated annually in a calendar year
-----------------------------------------------------------------------------------------
For each dollar up to the first [**] cumulative Net Sales for the        [**]
rest of the world (outside the United States, Europe and Asia), calculated annually
-----------------------------------------------------------------------------------------
For each dollar of Europe cumulative Net Sales (reset each calendar      [**]
year) that is greater than [**], calculated annually
-----------------------------------------------------------------------------------------
For each dollar of Asian cumulative Net Sales (reset each calendar       [**]
year) that is greater than [**], calculated annually
-----------------------------------------------------------------------------------------
For each dollar of cumulative Net Sales from the rest of the world       [**]
world (outside the United States, Europe and Asia) (reset each calendar year) that is greater than [**], calculated annually
-----------------------------------------------------------------------------------------

     6.5  Fees and Royalties for Target Compounds and Target Products.

               (a) In the event Genentech selects and receives exclusive rights with respect to a Target from the Magainin Gene Database, upon which Genentech does not elect to co-develop pursuant to Section 3.2(c)(ii) above, then Genentech shall be obligated to pay to Magainin the following payments under 6.5(b), only once for each Target, within thirty (30) days of a Target Compound within such Target reaching the following milestone events, and also the royalties under 6.5(c).

               (b)  Milestones for Target Compounds:

--------------------------------------------------------------------------
Milestone                                             Milestone Payment
---------                                             -----------------
--------------------------------------------------------------------------
First IND acceptance                                  [**]
--------------------------------------------------------------------------
First Start of Phase III Clinical Study               [**]
--------------------------------------------------------------------------
First NDA/BLA approval                                [**]
--------------------------------------------------------------------------
Upon Reaching the First [**] in U.S.                  [**]
Net Sales
--------------------------------------------------------------------------

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

               (c) Royalties Payable by Genentech on Target Products. Royalties are payable by Genentech to Magainin at a rate of [**] based upon Net Sales revenues (throughout the world) for Target Products, and are subject to an offset for Third Party rights as provided in Section 6.7, with a floor of [**]. This royalty obligation shall expire, on Target Product by Target Product basis, [**] from the First Sale of a Target Product.

     6.6 Profit Share Election - In the event that Magainin elects to participate in U.S. profits and losses for a Compound pursuant to Section 8.6, meaning that Magainin elects to fund [**] of the US Development Costs for Phase III Clinical Study or pivotal trial through and including regulatory filings as well as all costs associated with obtaining Regulatory Approvals in the United States, as detailed below in Article 8, Magainin will become eligible to share U.S. operating profits and losses at the rate of [**]. Said sharing of US profits and losses shall be governed by the provisions of the Financial Appendix attached as Schedule B. For any losses incurred in any given year, Genentech will fund Magainin's portion of such losses by taking an amount constituting such loss in preferred equity similar to and under the same conditions as provided in the Stock Purchase Agreement, dated of even date herewith.

     6.7 Failed Compounds. Milestone payments made by Genentech for Small Molecule Compound(s) never reaching a Regulatory Approval are fully creditable back to Genentech at the time of Small Molecule Product or Small Molecule Compound withdrawal from the Collaboration Program. In the event that a Small Molecule Compound or Small Molecule Product shall fail to achieve Regulatory Approval in any country ("Failed Compound"), such milestone amount paid shall be applied to any future Compound or Product put into development by the Joint Project Team ("Replacement Compound"). Milestone payments for a Replacement Compound that proceeds in further development (as determined by the Joint Project Team) following the time that the Failed Compound was taken out of the Collaboration Program shall resume only after all such credits due to Genentech are applied. There shall be no obligation by Magainin to refund Genentech for previously paid milestones. [**].

     6.8  Offsets for Third Party Rights; Combination Product Adjustments.

          6.8.1 Third Party Royalty Offset. Subject to other terms of this Agreement, on a country by country basis, the royalties otherwise due and payable by Genentech under Sections 6.4 and 6.5 above, shall be reduced as provided in this Section 6.7 in the event that in any royalty period, Genentech (or its Affiliates or sublicensees) in its good faith determination in order to exploit the licenses granted under Article 3, and Section 6.4 of this Agreement in any country, makes (or, pursuant to Section 12.3, later makes) any payment to one or more Third Parties ("Third Party Payments") in connection with any license agreement with such Third Party granting rights to practice and use any patent rights or technology of such Third Party, in connection with a Product or its development, manufacture, use or sale in any country in the Territory. In any such case, the royalties

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

(if any) due to Magainin shall be fully reduced by the amount of such Third Party Payment until it reaches a floor of [**] of the royalties owed therefor plus amounts constituting Magainin's obligation to pay royalties to Ludwig Insitut, if applicable.

          6.8.2 Combination Product Adjustment. In the event a Product is sold in the form of a combination product containing one or more active ingredients licensed from a Third Party, Net Sales for such combination product will be adjusted by multiplying actual Net Sales as applicable, of such combination product by the fraction A/(A + B) where A is the invoice price of the Product, sold separately, and B is the invoice price of the Third Party product, sold separately. If the Third Party product is not sold separately, Net Sales shall be calculated by multiplying actual Net Sales of such combination product by the fraction A/C where A is the invoice price of the Product sold separately, and C is the invoice price of the combination product.

     6.9  Royalty Payment Periods and Procedure.

          6.9.1 Quarterly Royalty Payments and Royalty Periods. To the extent royalties are payable hereunder, such royalties owing to Magainin pursuant to Sections 6.4 and 6.5 shall be payable by Genentech within sixty (60) days after each March 31, June 30, September 30 and December 31 based upon the Net Sales of Products during the three (3) month period preceding these dates or on such periodic basis, no less than quarterly, as Genentech shall conduct its regular accounting and payment of royalties, provided Genentech is not recognizing sales that in any foreign jurisdiction where the currency is blocked as provided under
Section 6.9 hereof. Genentech shall pay Magainin royalties based upon the time that revenue is recognized by Genentech for such Net Sales of Products.

          6.9.2 Reports. Genentech shall furnish to Magainin on a quarterly basis at the same time as each royalty payment is made by Genentech, a reasonably detailed written report of Net Sales of the Products and the royalty due and payable thereon, including a description of any offsets or credits deducted therefrom, on a product-by-product and country-by-country basis, for the quarterly calendar period upon which the royalty payment is based. Each Affiliate and sublicensee shall report its Net Sales to Magainin through Genentech, which Net Sales will be added to Net Sales made by Genentech for purposes of determining incremental royalty-rates applicable, based upon a calculation of total cumulative Net Sales on an annualized basis.

     6.10 Foreign Sales; Blocked Currency. The remittance of royalties payable on Net Sales generated in currencies other than U.S. Dollars shall be payable to Magainin in United States Dollars, calculated at the official rate of exchange of the currency received by Genentech, its Affiliates or sublicensee, as quoted in Reuters for the last business day of the quarterly period to which the royalties apply. In each country where the local currency is blocked and cannot be removed from the country, royalties shall continue to be accrued in such country based upon Net Sales in that country, but such royalties will not be paid until such time as they may be removed from that country.

     6.11 Taxes. All royalty payments due hereunder shall be made free and clear of any taxes, duties, levies, fees or charges. Any tax required to be withheld by Genentech, its Affiliates or sublicensees, including without limitation income and withholding taxes as well as customs duties owed by Magainin, under the laws of any country for the accounts of Magainin, shall be promptly paid by Genentech or such sublicensee for and on behalf of Magainin to the appropriate governmental authority, and Genentech or such sublicensee, as the case may be, shall use best efforts to furnish

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Magainin with proof of payment and any official documentation issued by the applicable government authority.

     6.12 Audits and Auditing Procedures. At the request and expense of either Party to call an audit ("Auditing Party"), the other Party ("Audited Party") shall permit an independent, certified public accountant appointed by the Auditing Party and reasonably acceptable to the Audited Party, at reasonable times and upon reasonable written notice, to examine such records as may be necessary to: (i) determine the correctness of any report or payment made under this Agreement; (ii) obtain information as to the aggregate U.S. Operating Profit or Loss and/or royalties payable for any calendar quarter in the case of either Party's failure to report or pay pursuant to this Agreement; or (iii) determine the correctness of the application of any proceeds hereunder; provided, however, that such accountant shall sign a confidentiality agreement in a form reasonably satisfactory to the Audited Party, and, provided further, that such examination shall not be permitted more than once in any twelve (12)- month period. Said accountant shall not disclose to the Auditing Party or any other person any information, except that such accountant may disclose to the Auditing Party the fact of a deficiency, the lack of a deficiency or any overpayment, and the degree thereof, including the dollar amount. All results of any such examination shall be made available to the both Parties.

     In the event that any audit reveals a deficiency in the amount that should have been paid by Genentech to Magainin, then Genentech shall pay the underpaid amount to Magainin within forty-five (45) days after Magainin makes a demand therefor, plus interest thereon if such deficiency is in excess of five percent (5%) of the amount that actually should have been paid by Genentech. Such interest shall be calculated from the date such underpaid amount was due until the date such underpaid amount is actually paid, at the prime rate of interest reported in the Federal Reserve's Weekly Publication "H.15" applicable for week containing the date such amount was due. In addition, if such underpaid amount is in excess of the greater of five percent (5%) of the amount that actually should have been paid by Genentech, then Genentech shall reimburse Magainin for the reasonable cost of such audit. In the event of an overpayment, such amounts shall be deducted from Magainin's royalties. If such overpaid amounts have not been settled by such royalty deductions three (3) years from the date originally overpaid, Genentech shall invoice Magainin for such amounts.

     6.13  Additional Equity Purchases.

     (a) Schedule of Purchases over a Period of Time. Beginning on the Effective Date through Phase II Clinical Study(ies), and potentially extending to such periods covering Phase III Clinical Study(ies), Regulatory Approval and first year post-launch, depending on Magainin's election to opt in to the profit share under Section 8.6 hereof, Genentech shall fund Magainin's expenses associated with its obligations in the Collaboration Program over the aforementioned time periods by making the following additional equity or debt investments, as the case may be, as provided in that certain Stock Purchase Agreement, dated of even date herewith. The schedule of such continuing equity purchases or debt arrangements is quarterly, from the Effective Date, set on dates outlined in the Stock Purchase Agreement or as otherwise established by the Joint Steering Committee. Genentech's obligations to make equity investments or enter into a debt arrangement pursuant to the Stock Purchase Agreement shall terminate (i) when the threshold measurement, as calculated in Section 8.6(b) is met, as a measurement that Genentech's percentage holdings in Magainin are over 20% on an as converted basis; or (ii) upon the termination or expiration of the Stock Purchase Agreement, whichever is earlier.

     (b) Applying the Funding from Equity. On a yearly basis, and prior to any quarterly equity purchase or debt arrangement that Genentech will make, the Joint Project Team will generate a

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

quarter by quarter budget specifically describing Magainin's activities and projected expenses for work to be conducted during periods either (i) prior to end of Phase II Clinical Study for Magainin; or (ii) after the start of Phase III Clinical Study, for Genentech. Such budgets shall, quarter by quarter, be submitted to the Joint Steering Committee for its review and prior approval to fund. Once the Joint Steering Committee approves the budget, it will give its confirmation to allow the next purchase of equity, or debt as the case may be, to occur. Such funds (in exchange for preferred equity or as otherwise generated under a debt instrument as further described in the Stock Purchase Agreement,) shall be used to fund Magainin's activities in accordance with the purposes and procedures set forth in Sections 5.2(k) and (l) and 4.2(b) and under the Joint Development Plan or for Magainin's [**] share of US Development Costs or launch year losses owed to Genentech. Funds generated to Magainin therefrom shall be applied by Magainin only to that following quarter's expenses (through the end of Phase II), or through Phase III, filing and for Magainin's cost-sharing, pursuant to an election it may make under Section 8.6 and for no other purpose unless otherwise approved in writing by Genentech.

     (c) Quality of the Preferred at Each Closing. Each share of equity that Genentech shall purchase shall have the same substantive provisions as the Series A Preferred Stock with the same preferences, pricing provisions, rights and designations as described in the Stock Purchase Agreement and ancillary documents, dated of even date herewith.

     6.14 Royalties Payable to Genentech on its Grant Back to Magainin. In the event that Magainin elects a grant-back of rights under Section 13.8(b)(i)(2) for a Genentech termination under Section 13.2(a) and Magainin then successfully develops a Product under a program from rights granted back, Magainin shall be obligated to pay to Genentech quarterly the following incremental U.S. royalties, on a Product by Product basis; provided, however, that to the extent that, and for so long as, no Valid Claim of a Genentech Patent (or of a Patent solely or jointly invented by Genentech which has been assigned to Magainin under Article 10 below) covers the Product in the relevant country, then the royalties payable in such country shall be [**] of the royalties set forth below. Subject to Section 13.8(b)(i)(4), these U.S. royalty obligations shall expire on a Product-by-Product basis, on the later of the last to expire Valid Claim of a Genentech Patent (or of a Patent solely or jointly invented by Genentech which has been assigned to Magainin under Article 10 below) covering such Product or [**] from the first sale of such Product in such country.

--------------------------------------------------------------------------------------------
For terminations prior to the end of Phase II Clinical Study, for each           [**]
generated product dollar up to the first [**] cumulative Net Sales in the
U.S., calculated annually in a calendar year
--------------------------------------------------------------------------------------------
For terminations prior to the end of Phase II Clinical Study, for each           [**]
generated product dollar above [**] cumulative Net Sales in the U.S., calculated annually in a calendar year
--------------------------------------------------------------------------------------------
For terminations after the end of Phase II Clinical Study, for each generated    [**]
product dollar up to the first [**] cumulative Net Sales in the U.S., calculated annually in a calendar year
--------------------------------------------------------------------------------------------
For terminations after the end Phase II Clinical Study, for each generated       [**]
product dollar above [**] cumulative Net Sales in the U.S., calculated annually in a calendar year
--------------------------------------------------------------------------------------------

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                   Article 7
                 Materials Transfer and Pre-Clinical  Research

7.

     7.1 Materials. Magainin shall supply Genentech with Materials and attendant data as shall be generally described in the Joint Development Plan. Once received, Genentech shall use the Materials solely for the purposes specified in this Agreement and will not sell, transfer, disclose or otherwise provide access to the Materials to any Third Party, except that Genentech may allow its consultants access to the Materials for purposes consistent with this Agreement. Genentech will ensure that such consultants will use the Materials in a manner consistent with the terms of this Agreement.

     7.2 Initial Research for the Collaboration. Initial Research, including without limitation, proof of concept studies, humanization, development of a mouse Antibody, humanization of mouse Antibody(ies), and affinity maturation, will be conducted in accordance with the then annual Joint Development Plan, ("Initial Research"), as determined in the first Joint Development Plan. Initial Research shall last, Compound by Compound, until such time as an Antibody is selected by the Joint Project Team to be entered into a Phase I Clinical Study.

                                   Article 8
                               Joint Development

8.

     8.1  Scope of Development under the Collaboration Program; Diligence
Standard.

          8.1.1 The Collaboration Program begins at the Effective Date and includes all of the research and development activities of either or both of the Parties, planned, governed and resourced together and providing for joint funding, to ultimately develop Products containing Compounds. Specifically, the Collaboration Program includes a subset of activities, which are those activities of the Parties pursuant to Sections 8.2 and 8.4 and, if Magainin exercises its election to jointly fund development, (Sections 6.5 and 8.6 (Opt-in)), and such other activities under Sections 8.3 and 8.5 as necessary to implement the activities approved by the JSC in the annual JDPs (Joint Development Plans as defined). The JPT (Joint Project Team, as defined), under the oversight of the JSC (Joint Steering Committee, as defined), shall manage the activities of the Parties under this Collaboration Program. Annually, the JPT shall prepare a report of the development and regulatory actions to be taken during the upcoming year. The JPT shall:

                 (a) discuss and prepare an annual Joint Development Plan for the first year of the term of the Collaboration Program (or such other period as instructed by the JSC) and, not later than ninety (90) days thereafter, submit to the JSC for approval an annual JDP for such period; and

                 (b) not later than June 1st of each year during the term of the Collaboration Program, discuss and prepare the next year's annual JDP and, at least thirty (30)

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

days prior to each anniversary of the Effective Date thereafter, submit to the JSC for approval of such annual JDP.

          8.1.2 Diligence. In performing their respective development and commercialization obligations under this Agreement, the Parties shall use commercially reasonable efforts, meaning the maximum effort consistent with prudent business judgment, with resources and work-commitment to an amount commensurate for like research and development programs, and in accordance with activities and goals set forth in the then current Joint Development Plan.

     8.2 Genentech General Responsibilities with Regard to the Collaboration Program. As part of the Collaboration Program, Genentech shall:

                 (a) Develop (with Magainin) a human or humanized Antibody and Mouse Antibody.

                 (b) review and approve the JPT's: (i) selection of any candidate Compound(s), (ii) development decision criteria, and to the extent able, (iii) determination of particular indication(s) for which a Compound is chosen to be developed.

                 (c)  Regularly review all data on all Compounds.

                 (d) Provide consulting services for Magainin regarding Phase I and II Clinical Studies for first Compound.

                 (e) Conduct formulation-development of Products , and provide consulting for any related long-term toxicology studies as deemed necessary or desirable by the JPT in accordance with the then current annual JDP.

                 (f) Conduct all regulatory filings, provide all marketing and sales support and undertake any post-approval development work deemed necessary in Genentech's sole opinion, or as otherwise considered within the purview of the JPT to determine.

                 (g) Perform such other obligations with respect to the Collaboration Program and the then current JDP as the JSC may assign from time to time.

     8.3 Genentech Diligence Responsibilities under the Overall Collaboration Program. Subject to Magainin's participation upon its election to share in profits and losses under Sections 6.5 and 8.6, and pursuant to the annual JDPs where applicable, Genentech shall:

                 (a) Conduct all Phase III Clinical Studies of Products for any indications in the Field as deemed necessary or desirable by Genentech in accordance with the then current annual JDP, or as applicable, to meet the requirements of the Regulatory Authorities as required by the Regulatory Authorities in the Territory for Regulatory Approvals and registrations.

                 (b) Use commercially reasonable efforts to proceed with the development, registration, Regulatory Approval, marketing and sale of Products in the Field.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

               (c) Prepare and file those regulatory filings deemed necessary or desirable by Genentech and for which Genentech is responsible with the appropriate regulatory authorities in the applicable Territory and obtain all Regulatory Approvals and/or registrations (including pricing registrations) that Genentech deems necessary or desirable to market and sell in such Products in the Field.

               (d) With respect to any Compound, as between Genentech and Magainin, Genentech shall assume all responsibilities for the manufacture and supply of Bulk Materials of such Compound for its use and that of its Affiliates and Sublicensees, subject to Magainin's manufacture of Small Molecule based Compounds, for all clinical trials with the expense for such manufacture being born by the Parties in accordance with this Agreement unless otherwise agreed by the JSC.

               (e) Genentech shall own the registration applications, registrations and other regulatory filings and Regulatory Approvals (except INDs as provided in this Agreement) for the Products in the Territories.

               (f) Within [**] of receipt, review data on any Upstream Compound or group of Upstream Compounds referred by Magainin and independently decide whether to go forward in development under this Collaboration Program or terminate that specific Compound or group of Compounds.

               (g) Genentech shall solely be responsible for preparing and filing regulatory filings for the Compounds as determined by the JSC up to and including Regulatory Approval, and thereafter shall be responsible for maintaining such Regulatory Approvals and/or registrations. All such filings shall be in Genentech's name.

               (h) Genentech shall be solely responsible for marketing and sales.

     8.4 Magainin General Responsibilities with Regard to Collaboration Program. As part of the Collaboration Program, Magainin shall:

               (a) Develop (with Genentech) a human or humanized Antibody and Mouse Antibody.

               (b) Conduct, in consultation with Genentech and in accordance with the applicable annual JDPs, all preclinical, and long-term toxicology, clinical trials pre-IND through the end of Phase II Clinical Studies up until the JPT's decision to put a Compound or Product into a Phase III Clinical Study.

               (c) Prepare and file INDs for each Compound selected by the JPT for development and provide Genentech with all information necessary or desirable and a concomitant right to cross-reference and/or assume responsibility for each of Magainin's INDs in the Field.


     8.5 Magainin Diligence Responsibilities under the Overall Collaboration Program. As part of the Collaboration, and pursuant to the annual JDPs, Magainin shall:

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

               (a) Magainin shall resource this Collaboration Program with a sufficient number of FTEs as are necessary and required under the then current Joint Development Plan.

               (b) With respect to any Compound, and at the time requested by the Joint Project Team, transfer to Genentech copies of all pre-clinical and clinical data and studies and information developed, owned, or controlled by Magainin (including primary and secondary pharmacology, toxicology, formulation, stability studies, and any relevant feasibility study results) relating to the development and commercialization of Compounds.

               (c) Provide the JPT with data and results from any discovery efforts Magainin may conduct from time to time with respect to each Compound, Target Compound and Upstream Compound, as available.

               (d) Assume all responsibilities for the manufacture and supply of Bulk Materials for Small Molecule Compound(s) for any Party's use and that of their respective Affiliates and sublicensees, as agreed upon by the JSC, for all clinical trials with the expense for such manufacture being borne by the Parties in accordance with this Agreement.

               (e) At all times during the term of this Agreement, keep Genentech informed, through regular, periodic but detailed written reports, at least once in each calendar year, of all development progress being made by Magainin with respect to all Compounds, both in and outside the Field.

               (f) In order to assist Genentech in the performance of its obligations under Section 8.5 (f), Magainin shall provide Genentech or its designee(s) with complete copies (or copies of relevant portions) of, and shall grant Genentech or its designee(s), free of charge, the right to cross-reference any INDs, registration applications, Regulatory Approval registrations or other regulatory filings made or held in any country for the Products. Magainin shall execute, acknowledge and deliver such further instruments, and shall do all such other acts, all as promptly as possible after Genentech's request therefor, that may be necessary or appropriate to effectuate such right of cross-reference in each such country.

     8.6  U.S. Profit and Loss Share or "Opt In".

     (a) Election or Opt In. Within ninety (90) days after the completion of Phase II Clinical Studies (including the receipt of all results therefrom) relating to the first (and any subsequent) Compound selected by Joint Project Team under this Collaboration Program, Magainin shall notify Genentech in writing if Magainin elects to exercise this option to jointly fund [**] (Genentech funding [**] and Magainin funding [**]) of all US Development Costs for the Phase III Clinical Study, filing of the NDA/BLA, other costs associated with a Regulatory Approval. For this election, Magainin shall share in U.S. profits and losses for Products at a rate of [**] share of U.S. profits and losses by Magainin and [**] share of profits and losses by Genentech), with allocations and allowances governed by the Financial Appendix, Schedule B. In the event that Magainin makes such election, Genentech shall invoice Magainin for Magainin's share of projected US Development Costs or losses on a quarterly basis, in advance of each Quarter, according to the Financial Appendix, Schedule B.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     (b) Investments for Co-Funding Development. Genentech shall be obligated to provide funding to Magainin in exchange for equity or debt at Magainin's election and on the following conditions. At Magainin's option, Magainin will have the right but not the obligation to fund its [**] share of Phase III Clinical Study(ies), NDA/BLA filing, Regulatory Approval expenses and [**] of launch year losses ("Cumulative Investment") with funds generated from Genentech's quarterly purchases of Series A preferred stock or debt, pursuant to the Stock Purchase Agreement of even date herewith. Magainin shall only use the funding from this Section 8.6 election for the purposes ascribed in this Section
8.6. Moreover, such equity or debt purchases are contingient upon the following event not occuring. If the Cumulative Investment through the launch year, determined at the beginning of Phase III Clinical Study(ies), would cause: (i) the number of shares obtained by multiplying the then outstanding shares including this investment (being the sum of (A) the number of issued and outstanding shares of Magainin Common Stock, (B) the number of shares of Magainin Common Stock issuable upon exercise of vested options, and exercisable warrants and (C) the number of shares of Magainin Common Stock that would be issued upon conversion of the Outstanding Series A Preferred Stock (employing for the purpose of calculating the number of shares of Common Stock to be issued upon such conversion, in lieu of the Conversion Price, the closing price of Magainin's Common Stock on the immediately preceding Trading Day)), by the average closing price of such Common Stock in the preceding [**] Trading Days; to be less than (ii) [**] of the Cumulative Investment. In such event, Genentech
---------------
shall have no obligation to provide funding or purchase any more equity or debt of Magainin. Furthermore, in the event Magainin is in default of any debt instrument hereunder with Genentech, Genentech will be relieved of any further obligation to fund, purchase equity or enter into any debt arrangement with Magainin from that date of default forward. See Stock Purchase Agreement for definitions not contained herein.

     8.7 Conduct of the Collaboration Program. The Parties, acting in accordance with this Article 8 and the then current annual JDP, when applicable, shall use commercially reasonable efforts to develop the Products in the Field. Genentech, acting in accordance with this Article 8 and the then relevant JDP, when applicable, shall use commercially reasonable efforts to obtain Regulatory Approval and/or registrations that Genentech deems necessary to market and sell the Products in the applicable Territory. Without limiting the generality of the foregoing, during the term of the Collaboration Program, each Party shall:

               (a) cooperate with the other Party to implement the JDP, and such other activities that, from time to time, the JSC decides are necessary for the commercial success of the Collaboration Program;

               (b) use commercially reasonable efforts to perform the work set out for such Party to perform in the then current JDP;

               (c) conduct the Collaboration Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of any applicable cGMP, good laboratory practice and current good clinical practice to attempt to achieve the objectives of the Collaboration Program efficiently and expeditiously;

               (d) maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in connection with the Collaboration Program in the form required under all applicable laws and regulations. The other Party shall have the right, during normal business hours and upon reasonable prior written notice, to inspect and copy all such records at its own expense, so long as

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

doing so is not unreasonably disruptive. The other Party shall maintain such records and information contained therein as Confidential Information in accordance with Article 9 and shall not use such records or information except to the extent otherwise permitted by this Agreement; and

                 (e) allow representatives of either Party, upon reasonable prior written notice and during normal business hours, to visit the other Party's facilities where the Collaboration Program is being conducted, and consult, during such visits and by telephone, with relevant personnel performing work on the Collaboration Program, so long as such visits and consultations are not unreasonably disruptive. Each Party shall maintain any information received (whether by observation or otherwise) during such visit in confidence in accordance with Confidential Information provisions and Article 9 and shall not use such information except to the extent otherwise permitted by this Agreement.

     8.8 Liability. Each Party shall be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent or willful acts or omissions, during the term of the Collaboration Program, of such Party or its Affiliates, and their respective directors, officers, employees and agents.

                                   Article 9
                         Publication; Confidentiality

9.

     9.1  Notification and Review with Respect to Magainin and Genentech.

          9.1.1 Both Parties recognize that each may wish to publish the results of their work relating to the subject matter of this Agreement. However, both Parties also recognize the importance of acquiring patent protection. Consequently, any proposed publication, by either Party (including its Affiliates), that includes information related to the Compounds or Products, or which otherwise includes proprietary information of the other Party or Confidential Information, shall comply with this Article 9. At least sixty (60) days before any disclosure or manuscript is to be submitted to a publisher, the publishing Party shall provide the nonpublishing Party with a copy of the manuscript. If the publishing Party wishes to make an oral presentation, it shall provide the nonpublishing Party with a summary of such presentation at least fifteen (15) business days before such oral presentation and, if an abstract is to be published, seven (7) business days before such abstract is to be submitted. Any oral presentation, (including any question and answer period or discussion period in conjunction with such oral presentation), shall not include any Confidential Information unless both Parties otherwise mutually agree in writing in advance of such oral presentation.

          9.1.2 The nonpublishing Party shall review the manuscript, abstract, text or any other material provided under Section 9.1.1 to determine whether patentable subject matter is or may be disclosed. The nonpublishing Party shall notify the publishing Party in writing within thirty (30) days (or seven (7) business days in the case of abstracts) of receipt of the proposed publication if it, in good faith, determines that patentable subject matter is or may be disclosed, or if the Joint Project Team, in good faith, believes Confidential Information (as defined) is or may be disclosed. To the extent solely determined by the JSC, after consulting with the nonpublishing Party, that patent applications should be filed, the publishing Party shall delay its publication or presentation for a period not to exceed one hundred twenty (120) days from the nonpublishing Party's receipt of the proposed publication or presentation to allow time for the filing of patent applications covering

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

patentable subject matter. In the event that the delay needed to complete the filing of any necessary patent application will exceed the one hundred twenty
(120)-day period, the nonpublishing Party will discuss with the publishing Party the need for obtaining an extension of the publication delay beyond the one hundred twenty (120)-day period. If the nonpublishing Party determines in good faith that Confidential Information or proprietary information is or may be disclosed, the Parties will consult in good faith to arrive at an agreement on mutually acceptable modifications to the proposed publication or presentation to avoid such disclosure.

     9.2 Public Announcements and Statements to Press. Except as expressly provided in this Article 9, each Party agrees not to make any public announcement or disclosure (including, without limitation, any press release, summary or Q&A) of any sort, including without limitation, the terms of this Agreement, the Stock Purchase Agreement or the documents ancillary thereto, or the identity or potential applications of any Compound, without first obtaining the written approval of the other Party and agreement upon the nature and text of such public announcement or disclosure. On and after the Effective Date, Magainin may issue the press release after a full review and approval by Genentech, the content of which will be agreed upon in advance by the Parties. The Party desiring to make any other such public announcement or media release shall provide the other Party with a copy of the proposed announcement for review and comment in reasonably sufficient time prior to public release.

     9.3 Statements under Securities Law; Information Shared with Professional Advisors.

               (a) Each Party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this Agreement, the Stock Purchase Agreement and the documents ancillary thereto required under applicable laws and regulations to the United States Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers ("NASD") and any other governmental or regulatory agencies, including by way of example only but not limited to, (i) disclosures relating to the filing of a registration statement by Magainin regarding a public offering of its common stock and (ii) requests for confidential treatment of proprietary information of either Party included in any such governmental disclosure.

               (b) In addition, each Party agrees not to disclose, under any circumstances except as set forth in this Article 9 or as otherwise required by law, the terms of this Agreement, the Stock Purchase Agreement or the documents ancillary thereto, or the identity or potential applications of any Compound, to any Third Party other than to professional advisors and financing sources, and in that case, only under confidentiality terms at least as stringent in material respects as this Article 9. Genentech shall have the right to review and comment on registration statements and applications for confidential treatment insofar as they pertain to this Agreement, the Stock Purchase Agreement and the documents ancillary thereto, prior to being filed with the SEC or NASD as the case may be, and Magainin shall not unreasonably refuse to accommodate such comments. Genentech shall provide its comments, if any, on such registration statement or application as soon as practicable, and in no event later than the fifth (5th) business day after the day such registration statement or application is received by Genentech.

     9.4 Confidentiality Period. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the term of this Agreement and for five (5) years thereafter, the receiving Party shall keep, and shall ensure that its employees, officers and directors keep, completely confidential and shall not publish or otherwise disclose and

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

shall not use for any purpose any Confidential Information furnished to it by the other Party or developed under or in connection with this Agreement or the Stock Purchase Agreement.

     9.5 Limitations on Use. Each Party shall use any Confidential Information obtained by such Party from the other Party, its Affiliates, its licensees or its sublicensees, pursuant to this Agreement or otherwise, solely in connection with the activities or transactions contemplated hereby. Neither Party shall be precluded from using its own Confidential Information to the extent it does not negatively impact the other Party or impair any rights of the other Party with respect to the Collaboration Program.

     9.6 Remedies. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 9.


                                  Article  10
                              Proprietary Rights

10.

     10.1 Know How.

               (a) Genentech shall own all Antibody Related Collaboration Know How whether generated solely by Genentech, solely by Magainin or jointly by Magainin and Genentech. Magainin shall own all Small Molecule Related Collaboration Know How whether generated solely by Genentech, solely by Magainin or jointly by Magainin and Genentech.

               (b) Know How other than Collaboration Know How shall be owned by the Party generating the Know How.

     10.2 Inventions.

               (a) Antibody Inventions: Any invention that becomes the subject of a patent application during the course of the Collaboration Program that relates to an Antibody Compound and that is conceived and reduced to practice either (i) jointly by employees of Magainin and Genentech or others obligated to assign such invention to Magainin or Genentech, or (ii) solely by employees of Magainin or others obligated to assign such inventions to Magainin ("Magainin Inventors") or (iii) solely by employees of Genentech or others obliged to assign such inventions to Genentech ("Genentech Inventors") shall be owned solely by Genentech during the term of this Agreement ("Antibody Inventions"). Magainin will execute such documents or take such actions as are necessary to assign Antibody Inventions to Genentech to effectuate the foregoing. Genentech shall be responsible for filing, prosecuting, and maintaining patent applications and patents covering Antibody Inventions during the term of this Agreement. Within thirty days of the termination of this Agreement for any of the reasons provided in Article 13 hereof, Magainin and Genentech shall assign all issued and pending U.S. and foreign patents and applications covering Antibody Inventions to Genentech or Magainin according to the following: i) patent applications or patents having only Magainin Inventors shall be assigned to Magainin, ii) patent applications or patents having only Genentech Inventors shall remain assigned to Genentech and iii) patent applications or patents having

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

both Magainin Inventors and Genentech Inventors shall be jointly assigned to Genentech and Magainin.

               (b) Small Molecule Inventions: Any invention that becomes the subject of a patent application during the course of the Collaboration Program that relates to a Small Molecule and that is conceived and reduced to practice either (i) jointly by employees of Magainin and Genentech or others obligated to assign such invention to Magainin or Genentech, or (ii) solely by employees of Magainin or others obligated to assign such inventions to Magainin ("Magainin Inventors") or (iii) solely by employees of Genentech or others obliged to assign such inventions to Genentech ("Genentech Inventors") shall be owned solely by Magainin during the term of this Agreement ("Small Molecule Inventions"). Genentech will execute such documents or take such actions as are necessary to assign Small Molecule Inventions to Magainin to effectuate the foregoing. Magainin shall be responsible for filing, prosecuting, and maintaining patent applications and patents covering Small Molecule Inventions during the term of this Agreement. Within thirty days of the termination of this Agreement for any of the reasons provided in Article 13 hereof, Magainin and Genentech shall assign all issued and pending U.S. and foreign patents and applications covering Small Molecule Inventions to Genentech or Magainin according to the following: i) patent applications or patents having only Magainin Inventors shall remain assigned to Magainin, ii) patent applications or patents having only Genentech Inventors shall be assigned to Genentech and iii) patent applications or patents having both Magainin Inventors and Genentech Inventors shall be jointly assigned to Genentech and Magainin.

               (c) Other Inventions. The Parties acknowledge that inventions may be made under the scope of this Agreement that do not constitute Collaboration Inventions (e.g., inventions that are not Antibody Inventions or Small Molecule Inventions). Consequently, Genentech shall own all inventions other than Collaboration Inventions conceived and reduced to practice solely by employees of Genentech (or by employees of Genentech together with employees of a Genentech Affiliate or a Third Party), and Magainin shall own all inventions other than Collaboration Inventions conceived and reduced to practice solely by employees of Magainin (or by employees of Magainin together with employees of a Magainin Affiliate or a Third Party). All inventions other than Collaboration Inventions conceived and reduced to practice jointly by employees of Magainin and Genentech shall be jointly owned by Genentech and Magainin. Each Party, at its sole discretion and responsibility, may file, prosecute and maintain patent applications and patents covering its such solely owned inventions. For such inventions which are conceived jointly by employees of Magainin and Genentech, the Parties shall jointly decide on a patent application filing and prosecution strategy.

     10.3  Disclosure of Patentable Inventions.

     Each Party shall promptly, but no later than thirty days after such Party determines that an invention has been made, disclose to the other Party any Collaboration Inventions. In the event patent applications or patents are not filed on such invention disclosures by either Party, such inventions shall be considered Know-How hereunder.

     10.4  Magainin Patents

           10.4.1 Magainin Responsibility. Magainin shall be responsible for the continued prosecution and maintenance of all patent applications and patents within the Magainin Patents in the U.S. and each of such other countries around the world as reasonably may be requested by Genentech, during the term of the Agreement. All costs associated with the prosecution and maintenance of the such patents and applications, including the costs of any interferences, oppositions, reexamination

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

requests, nullity proceedings, appeals or other inter-party proceedings shall be borne solely by Magainin, except that Genentech shall reimburse Magainin for such actual costs incurred by Magainin on or after the Effective Date hereof in an amount not to exceed [**]. Magainin shall keep Genentech promptly and fully informed of the course of patent prosecution of such patents and applications within the Territory including providing Genentech with copies of substantive communications by or with the U.S. Patent Office. Magainin shall use reasonable efforts to solicit Genentech's advice and review of material prosecution matters related to such patents within the Territory.

          10.4.2 Abandonment of Patents. Should Magainin intend to abandon any Magainin Patent, Genentech shall be entitled to acquire such Magainin Patent free of charge from Magainin, and thereafter Genentech may continue or maintain such acquired Magainin Patent at its expense and in its sole discretion. In order to enable Genentech to take over ownership and responsibility for any such Magainin Patent, Magainin shall notify Genentech at least three (3) months prior to taking or failing to take any action that would result in a loss of rights or abandonment of subject matter within a Magainin Patent. Such action or inaction includes, without limitation, canceling or abandoning subject matter (without preserving the right to pursue the subject matter in a related application), abandoning a patent (including, but not limited to, failing to pay an annuity or maintenance fee when due), or not perfecting the filing of a patent application within the Territory. After receiving such notice from Magainin, Genentech shall thereafter notify Magainin whether Genentech wishes to acquire such Magainin Patent, and if Genentech does so wish, then Magainin shall promptly cooperate to transfer ownership of such Magainin Patent to Genentech together with all related documents. Upon request by Genentech, Magainin shall provide to Genentech all reasonably necessary information relating to a Magainin Patent acquired by Genentech pursuant to this Section, in order to assist Genentech with the continuation or maintenance of such acquired Magainin Patent.

          10.4.3 Patents from Ludwig. Magainin shall request an assignment from Ludwig Institut for all patents or applications owned or controlled by Ludwig Institut and licensed to Magainin by virtue of the Ludwig Agreement should Ludwig Institut no longer be interested in prosecuting or maintaining them. Should Magainin obtain such an assignment, Magainin agrees that Genentech shall thereafter be responsible for the prosecution and maintenance of all such Magainin Patents in the Territory at Genentech's cost. Prior to any actual assignment, Magainin shall request that Ludwig Institut keep Magainin promptly and fully informed of the course of patent prosecution of all patents and applications owned by Ludwig Institut within the Territory including providing Magainin with copies of substantive communications by or with the patent office within the Territory. Magainin shall copy Genentech on all such correspondence and use reasonable efforts to solicit Genentech's advice and review of material prosecution matters related to the Magainin Patents within the Territory and shall consider in good faith Genentech's comments related thereto.

     10.5 Genentech Filings. Genentech shall file, prosecute and maintain patents and applications covering Antibody Inventions and Other Inventions owned solely by Genentech or jointly by Genentech and Magainin conceived and reduced to practice after the Effective Date in such countries around the world as Genentech deems necessary.

     10.6 Cooperation in Patent Prosecution. The Parties shall cooperate in the filing, prosecution and maintenance of Collaboration Inventions which are the subject of patent applications. Each Party shall have the right to use any of the data generated in the Collaboration Program to support claims made in its patent filings. Each Party shall make available to the other Party, or its authorized attorneys, agents or representatives, such of its employees whom the Parties jointly deem

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

reasonably necessary to assist it in obtaining patent protection for inventions made in the course of the Collaboration Program.

     10.7  Waiver.

               (a) Magainin on behalf of itself and its directors, employees, officers, shareholders, agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against Genentech, its officers, directors employees, shareholders, agents, successors, and assigns, which may arise in any way out of Genentech's performance of it's rights or obligations under Section 10 of this Agreement, except those resulting from Genentech's gross negligence, recklessness, or willful misconduct.

               (b) Genentech on behalf of itself and its directors, employees, officers shareholders agents, successors and assigns hereby waives any and all actions and causes of action, claims and demands whatsoever, in law or equity of any kind it or they may have against Magainin, its officers, directors, employees shareholders, agents, successors and assigns, which may arise in any way out of Magainin's performance of its rights or obligations under Section 10 of this Agreement, except those resulting from Magainin's gross negligence, recklessness, or willful misconduct.

                                  Article 11
                      Party Representations; Publications

11.

     11.1 Parties Representations and Warranties. Each Party represents and warrants to the other Party, as of the Effective Date, that:

               (a) such Party is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

               (b) such Party is free to enter into this Agreement and in so doing, such Party will not violate any other agreement to which it is a party;

               (c) such Party has the free and clear right and authority to enter into this Agreement and grant the licenses set forth hereunder; and

               (d) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement.

     11.2 Representations and Warranties of Magainin. In addition to the representations and warranties set forth in Section 11.1, Magainin represents and warrants to Genentech, as of the Effective Date, that:

               (a) Magainin is the owner of, or has exclusive rights to, all of the Magainin Patents, or has the exclusive right to grant the licenses granted therefor under this Agreement; and that all patents within the Magainin Patents are in full force and effect;

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

               (b) to the best of Magainin's knowledge, after diligent inquiry, Magainin is the owner of or has exclusive rights to all of the Magainin Know-how in existence on the Effective Date and, with respect to Magainin Know-how, Magainin will use commercially reasonable efforts to own, or have rights to, all such Know-how, and has the exclusive right to grant the licenses granted under this Agreement with respect thereto;

               (c) Magainin shall not provide to Genentech any Know-How, materials, data or information that to its knowledge would infringe any rights of any Third Party;

               (d) that the Exclusive License Agreement between Magainin and the Ludwig Insitut for Cancer Research, dated December 20, 1996 ("Ludwig Insitut Agreement") is the only license to which the rights Magainin is licensing hereunder applies, that Magainin is in good standing under that Ludwig Insitut license and that it has no indication or notification of breach or default thereunder.

               (e) Magainin shall not materially breach the Ludwig Insitut Agreement and fail to cure such breach within the cure period provided thereunder;

               (f) Magainin has not entered into, and hereby agrees that it shall not enter into, any agreement with any Third Party that is or with the passage of time or otherwise could be in conflict with the rights granted to Genentech, including without limitation, its due diligence covenants and as otherwise provided pursuant to this Agreement.

     11.3 DISCLAIMER OF WARRANTIES. THE MATERIALS BEING SUPPLIED TO GENENTECH, IF ANY, ARE BEING SUPPLIED WITH NO WARRANTIES EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     11.4 Publication. Neither Party shall publish, submit for publication or present any data, results, Inventions, Confidential Information or materials of any kind arising from the research and development hereunder, without written approval from the non-publishing Party, such approval not to be unreasonably withheld, or as otherwise provided in Article 9 above.


                                  Article 12
                         Infringement of Patent Rights

12.

     12.1 Notification of Infringement. Each Party shall promptly notify the other of any violation by a Third Party of any applicable Patent(s) of which that Party becomes aware, and shall provide the other with available evidence of such violation.

     12.2 Enforcement of Patents. Upon reasonable notice and evidence of infringement, Genentech shall have the first right but not the obligation, to bring any suit or action for infringement of any Magainin Patents. For any action under Magainin Patents controlled by Magainin by virtue of the Ludwig Institute Agreement, Magainin shall (in accordance with Section 7.1 of the Ludwig Institut Agreement: (i) provide Ludwig Insitut with sixty (60) days prior notice of the alleged infringement, and (ii) notify Ludwig Institut of Magainin's election to institute action against the

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

infringement. Magainin hereby agrees that Genentech shall have the sole right to undertake and control any infringement action that Magainin is permitted to bring pursuant to Section 7.1 of the Ludwig Insitut Agreement. The costs of any suit or action undertaken by Genentech under this Section 12.2 shall be borne and paid by Genentech. Any amount recovered by Genentech in the suit or action, whether by judgment, award, decree or settlement, shall be first used to reimburse all of Genentech's litigation costs, and any remainder shall be shared equally between Genentech and Magainin. Magainin shall, upon request by Genentech, actively assist in the prosecution of any such suit or action, but the control of such prosecution shall reside with Genentech.

     12.3 Standstill for Interference. During the entire period of any patent interference action, including any court proceeding or appeal relating to such interference, ("Interference Period") involving a United States patent application or patent within the Magainin Patents, royalties on Net Sales then accruing shall be subject to the offsets provided in Section 6.8.1, to the offset floor, and Genentech may elect at any time up to one hundred eighty (180) days following the Interference Period to pay all or part of the offset amount to obtain a license under any patent that is awarded to a Third Party in such patent interference action, and such payment shall be considered a Third Party Payment under Section 6.8.1. Any portion of the offset amount that Genentech does not pay to obtain such license from a Third Party shall be paid by Genentech to Magainin without interest.

                                  Article 13
                             Term and Termination


13.

     13.1 Term and Expiration. The Term of this Agreement ("Term") shall expire upon the expiration of the final royalty payment obligation under Section 6.4 or fifteen (15) years from the first product sale, whichever comes first. With respect to any Product being marketed under a profit share arrangement (pursuant to Magainin's right to opt in under Section 8.6), expiration shall not occur until such time as the Product subject of the profit-share arrangement is no longer being marketed or sold.

     13.2  Unilateral Termination without Cause.

               (a) Genentech's Unilateral Right to Terminate. Genentech shall have the unilateral right to terminate this Agreement at any time for any reason upon one hundred and eighty (180) days prior written notice to Magainin (which notice shall be delivered as required by Section 14.9). Such unilateral right to terminate may be as to the entire Agreement, or Compound by Compound, or Target by Target, without the rights of the Parties impaired as to any Compounds or Products then selected by the JPT for research, pre-clinical or clinical development and not terminated hereby, and without the rights of Genentech impaired as to any Target Compounds or Target Products for a Target not hereby terminated. Genentech will only be responsible for uncancellable costs incurred after the termination notices and before the termination is effective.

               (b) Magainin Unilateral Right to Terminate. Magainin shall have a right to terminate the entire Agreement for any reason on one hundred and eighty (180) days prior written notice to Genentech, in accordance with the notice provisions of Section 14.9 hereof. In the event that Magainin elects to terminate its participation hereunder for any reason, Genentech shall be deemed to have received an exclusive, irrevocable, freely transferable, and sublicensable license under the assignments or licenses made in Section 13.8(b)(ii) in the Territory under the Magainin Technology to develop, have developed, make, have made, use, sell and have sold, offer for sale,

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

import and export all Compounds, Products. Target Compounds and Target Products in the Territory, subject only to a royalty payable in accordance with Sections
6.4 and 6.5(c), as the case may be, for Products Genentech shall sell after such termination by Magainin; provided, however, that the maximum royalty under
Section 6.4 shall be [**], and subject to the offsets for third party rights set forth in Section 6.8.

     13.3  Notice of Termination; Period to Cure; Uncured Defaults.

           13.3.1 Default and Cure Period. Any one of the following events shall constitute an event of default hereunder: (i) the failure of either Party to pay any amounts when due hereunder and the expiration of sixty (60) days after receipt of a written notice which shall be delivered as required by
Section 14.9 requesting the payment of such amount; (ii) the failure of a Party to perform a material obligation, other than a payment obligation, required to be performed hereunder, and the failure to cure within one hundred twenty (120) days after receipt of notice from the other Party specifying in reasonable detail the nature of such default.

           13.3.2 Notice to Terminate. Upon the occurrence of any event of default, and concomitant failure to cure as provided, the non-defaulting Party may deliver to the defaulting Party written notice of intent to terminate, such termination to be effective thirty (30) days after the date set forth in such notice.

     13.4 Other Rights and Remedies Upon Default. Such termination rights shall be in addition to and not in substitution for any other remedies that may be available to the non-defaulting Party. Termination pursuant to this Article 13 shall not relieve the defaulting Party from liability and damages to the other Party for breach of this Agreement. Waiver by either Party of a single default or a succession of defaults shall not deprive such Party of any right to terminate this Agreement arising by reason of any subsequent default.

     13.5 NASDAQ Delisting. In the event that Magainin's stock is delisted from trading on the National Association of Securities Dealers Association Quotation system ("NASDAQ"), for reason of the stock price falling below $1.00, under NASD rules requiring the same, then Magainin shall promptly notify Genentech and make any assignment of rights and licenses necessary, at Genentech's election, to enable the Parties to continue operating under the Collaboration Program or in the event Magainin elects no longer to be a part of the Collaboration Program, then Magainin agrees to make any assignment of rights and licenses necessary, at Genentech's election, to enable Genentech to continue in its development and under all of the licenses granted hereunder. Genentech shall have a continuing obligation, pursuant to this Agreement, for payment of milestones and royalties (or profit-shares) as the case may be as provided in Article 6 above for Products or Target Products.

     13.6 Change of Control. This Agreement may be assigned by Magainin upon a change of Control (as defined in Affiliate) in Magainin, but only if the assignee accepts all performance requirements of it and assumes all of the obligations hereunder. Otherwise, Genentech, has the right and may elect to terminate this Agreement by giving written notice of termination to other Party. Termination shall be effective upon the date specified in such notice.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     13.7 Termination Upon Bankruptcy or Insolvency. This Agreement may be terminated by a Party giving written notice of termination to other Party upon the filing of bankruptcy or bankruptcy of the other Party or the appointment of a receiver of any of the other Party's assets, or the making by the other Party of any assignment for the benefit of creditors, or the institution of any proceedings against the other Party under any bankruptcy law. Termination shall be effective upon the date specified in such notice.

     13.8  Effects of Termination.

               (a) Rights Upon Expiration. Following the Term of this Agreement, as provided in Section 13.1 above, excluding a Genentech default or breach, Genentech shall have and remain with a fully paid up, irrevocable freely transferable and sublicensable license in the Territory under all Magainin Patents, Magainin owned or Controlled Intellectual Property and Magainin Technology that were transferred, developed and licensed hereunder for any reason, including without limitation, rights to develop, have developed, make, have made, use, sell and have sold, offer for sale, import and export all Products. Other than these rights intended to survive termination, or as otherwise provided hereunder, including any obligation for Genentech to make any reports and payments due or then owing, neither Party shall have any further obligation to the other upon the expiration of this Agreement upon its regularly scheduled expiration date, except for the perpetual rights surviving expiration as provided in this Sections 13.8(a) and 13.8(c).

               (b)  Rights Upon Termination.

                    (i) In the event that this Agreement terminates in its entirety or as it may be terminated with respect to a certain compound or product (which may include a Compound, Product, Target, Target Compound, or Target Product, , as the case may be hereunder), or the Term expires under
Section 13.1, the licenses and assignments granted hereunder from one Party to another with respect to the agreement in general or the relevant Compound, Product, Target, Target Compound or Target Product, as the case may be, shall terminate except for the grants provided in Section 3.1.3, this Section 13.8 or as otherwise provided in Section 13.9 (work in progress).

                         (1)  Upon a unilateral termination by Genentech
pursuant to Section 13.2(a), then with respect to the entire Agreement or the terminated Product, Compound, Target Product or Target Compound, Genentech shall promptly return only those relevant materials, samples, documents, information, and other materials which embody or disclose Magainin Technology which Magainin provided to Genentech hereunder and which relate to the relevant terminated Product, Compound, Target Product or Target Compound. Notwithstanding the foregoing, for consideration deemed paid and received, from termination and in perpetuity, Genentech shall retain certain rights (the "Retained Rights") consistent with Section 13.8(c) below.

                         (2)  In the event that Genentech affects an early
termination under Section 13.2(a) or is terminated by Magainin under Section
13.3.1 due to an uncured breach or default by Genentech hereunder, which may be compound by compound or as to the entire program, and subject to the limitations under Section 3.3, Genentech shall provide to Magainin the following grant back of rights and licenses in the United States, and restricted to IL-9 as follows. [**].

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                         (3)  Notwithstanding the foregoing, for consideration
deemed paid and received, from termination and in perpetuity, Genentech shall retain certain rights (the "Retained Rights") consistent with Section 13.8(c) below.

                         (4)  With respect to a Compound for which IND-enabling
toxicology and pharmacology work has been successfully completed or that has entered or completed human clinical trials under a Joint Development Plan and for which Genentech is manufacturing clinical or commercial quantities of said Compound or Product, then if Genentech terminates this Agreement under Section 13.2(a) as to said Compound or Product, then the following manufacturing provisions shall apply. In the event that Magainin elects to go forward independently to continue developing such Compound or Product pursuant to the grantback of U.S. rights under Section 13.8(b)(i)(2) above, [**]. For so long as Genentech or its designee manufactures said Compound or Product for Magainin, Magainin shall pay Genentech's Fully Burdened Manufacturing Costs plus [**]. In the event that Genentech elects to transfer manufacturing, then Genentech agrees to a transition period of one (1) year for a Compound in clinical trials, and of up to two (2) years for a Product currently being marketed, during which transition period Genentech shall continue to manufacture said material for Magainin. Genentech shall supply up to 6 months worth of FTE in Genentech personnel time for the technology transfer process, and Magainin shall bear all of Genentech's FTE time in excess thereof, and any other costs or expenses Genentech may reasonably incur in such transfer. Magainin shall continue to pay the full royalties set forth under Section 6.14, without regard to whether or not a Valid Claim of a Genentech Patent covers the Product, for so long as the Product is manufactured substantially utilizing Genentech's process.

                    (ii) In the event that Magainin affects an early termination at its election or the agreement terminates for an uncured breach or default hereunder by Magainin, or Genentech terminates this Agreement pursuant to Sections 13.6 or 13.7, then Magainin agrees to affect an exclusive assignment of rights and licenses as necessary to enable Genentech to continue in a program under the Magainin and Joint Technology, restricted to IL-9. In addition, Magainin shall be obligated to promptly turn over to Genentech all Compound, Product and/or Target related data applicable to IL-9, and related Magainin Technology, further providing Genentech with all reasonable assistance to affect a transfer of right, title or ownership under any relevant IND's, such to enable Genentech to continue its development efforts that Magainin shall have been deemed hereby to have

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

abandoned. The rights in this Section 13.8(b)(ii) are then the same as provided and contained in Sections 3.1.1 and 3.2(b) . Genentech shall have a continuing obligation, pursuant to this Agreement, for payment of royalties as the case may be as provided in Article 6 above for Products or Target Products.

                    (c) Retained Rights; Perpetual Know-How License to Improvements and Data Generated. Notwithstanding any other provisions of this Agreement, during the term as well as from termination of this Agreement and in perpetuity, Genentech retains and owns all rights to improvements, know how, results, methods, processes, techniques, approaches, skill, experience, knowledge that it develops, generates, studies, derives or employs in connection with its performance hereunder ("Retained Rights"). In no event unless otherwise agreed herein shall Magainin seek any further rights or remuneration or seek to block Genentech for Genentech's exercise of Retained Rights from termination and in perpetuity.

                    (d) Rights Under the Ludwig Insitut Agreement. With respect to a Magainin default or breach under its agreement with the Ludwig Insitut, (as generally described in Section 11.2(d)), having the effect of impairing Magainin's rights to operate thereunder, then, to the extent allowed and at Genentech's sole option, Genentech shall be deemed (or named hereby) to assume the responsibilities and own or license directly all rights under such license(s).

     13.9 Work-in-Progress. Notwithstanding anything in this Agreement to the contrary, upon any such early termination of the license granted hereunder in accordance with this Agreement, Genentech shall be entitled to finish any work-in-progress and to sell any completed inventory of a Compound or Product which remain on hand as of the date of the termination, so long as Genentech pays to Magainin the royalties applicable to said subsequent sales in accordance with the terms and conditions as set forth in this Agreement, provided that no such sales shall be permitted after the expiration of six (6) months after the date of termination.

     13.10 Manufacturing Small Molecules for Magainin Default. If Magainin is manufacturing and this Agreement is or may be terminated for a breach by or insolvency of Magainin, or at such time as Genentech's rights to operate freely hereunder are impaired by a default of Magainin to Genentech or a Third Party, Genentech shall have the right, itself or with a Third Party, to manufacture the Small Molecule based Compound hereunder. Magainin shall on Genentech's request, transfer the most current of Magainin's biological materials, Know-How, reagents and expertise necessary for Genentech to undertake, solely or with Third Parties, the manufacture of any Product licensed to it, to the extent such is the case.

     13.11 Effect of Termination; Survival.    The termination of this Agreement
for whatever cause shall neither affect any of the rights or obligations of either Party which have accrued until the effective Date of Termination, nor shall it affect any rights or obligations of either Party under this Agreement which are intended by the parties to survive such expiration or termination. Termination of this agreement shall be without prejudice to or limitation on any other remedies of either Party. In addition, the rights and obligations under
Article 13 and under Sections 6.14, 8.8, 10.2(a) and (b), 10.7, 11.3, 14.11 and
14.14 shall survive any termination, expiration or completion of this Agreement.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  Article 14
                                 Miscellaneous

14.

     14.1 No Other licenses. Unless otherwise provided hereunder, nothing in this Agreement shall be construed as conferring on either Party an express or implied license or option to license any disclosed Confidential Information, Technology, or any Patent or patent application owned by the other Party.

     14.2 Independent Contractors. The Parties shall perform their obligations under this Agreement as independent contractors and nothing contained in this Agreement shall be construed to be inconsistent with such relationship or status. This Agreement shall not constitute, create or in any way be interpreted as a joint venture or partnership of any kind.

     14.3 Entire Agreement. This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supercedes and terminates all prior agreements and understanding between the parties hereto, and there are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the parties hereto other than set forth herein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties hereto.

     14.4 Governing Law. This Agreement shall be governed by the laws of the State of California as those laws are applied to contracts entered into and to be performed entirely in California by California residents.

     14.5 Headings. Heading are inserted for convenience and shall not affect the meaning or interpretation of this Agreement.

     14.6 Severance. Any provision of this Agreement which is prohibited and unenforceable in any jurisdiction, shall be ineffective as to such jurisdiction, and to the extend of such prohibition or impossibility of enforcement, without invalidating the remaining provisions thereof or affecting the validity or enforcement of such provision in other jurisdictions, except if the economy of this Agreement is obviously changed for one of the parties in which case the parties shall negotiate to modify such illegal clause in a legal way, keeping the financial equilibrium contemplated at the signature of this Agreement.

     14.7 Waiver. The failure on the part of any Party hereto to exercise or enforce any right conferred upon it hereunder, shall not be deemed to be a waiver of any such right or operate to bar the enforcement thereof at any time thereafter.

     14.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the successors of the parties but shall not be assigned in whole or in part by either party without the prior written consent of the other party, which consent may be withheld in its absolute discretion.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

     14.9 Notices. Any notice or consent each party shall give under this Agreement shall be made by certified letter, telegram, telex, or telefax followed by certified confirmation letter to the address of each party as written in the forehead of this Agreement or to the possible new address each party may have notified thereafter.

------------------------------------------------------------------------------------------------
For Genentech, Inc.:                                   For Magainin:

------------------------------------------------------------------------------------------------
1 DNA Way                                              5110 Campus Drive
------------------------------------------------------------------------------------------------
South San Francisco, California. 94080                 Plymouth Meeting, Pennsylvania 19462

fax: 650-952-9881                                      fax: 610-941-5399
------------------------------------------------------------------------------------------------
Attention:  Stephen G. Juelsgaard                      Attention:  Michael R. Dougherty
------------------------------------------------------------------------------------------------
Executive Vice President, General Counsel and          President and CEO
Secretary
------------------------------------------------------------------------------------------------


     14.10 Licensed Patents. Rights and licenses granted hereunder from Magainin to Genentech are subject to the material terms, conditions and restrictions of the Ludwig Insitut Agreement, a license granted to Magainin from the Ludwig Insitut.

     14.11 Disputes. Any controversy arising under or related to the Agreement, and any disputed claim by either Party against the other under the Agreement, shall be settled by binding arbitration in accordance with the Rules for American Arbitration Association in proceedings conducted in the State of California, USA. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

     14.12  Counterparts. This Agreement may be executed simultaneously in one
(1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

IN WITNESS WHEREOF, the parties have by duly authorized persons, executed this Agreement, as of the date first above written.


AGREED TO:                              AGREED TO:

Magainin Pharmaceuticals Inc.           Genentech, Inc.
5110 Campus Drive                       1 DNA Way
Plymouth Meeting, Pa. 19462             South San Francisco, Ca. 94080



/s/ Michael R. Dougherty                /s/ Arthur D. Levinson
------------------------                ----------------------
President & CEO                         Chairman and Chief Executive
Officer

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  Schedule A
                             Aerosolized Anti IL-9
                               Antibody Program
                          Joint Development Plan # 1

                                    SUMMARY

          This research plan and cost estimates are for the completion of a clinical efficacy experiment using an aerosolized anti IL-9 antibody. The proposal covers our current understanding of the steps required to develop and manufacture an antibody suitable for human testing and the requirements to receive approval for administering an antibody to asthmatic patients in Europe. This proposal is not IND enabling. The principal project milestones are as follows:

[**]


________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

                                  SCHEDULE B
                                  ----------

                              Financial Appendix

     1.1  This Schedule B covers financial planning, accounting policies and
               ----------
procedures to be followed in determining Development Costs, Fully Burdened Manufacturing Costs and Operating Profit or Loss and related sharing of revenue and expenses pursuant to the Agreement.

     1.2  For such purpose, this Schedule B sets forth the principles for
                                 ----------
reporting actual results and budgeted plans of the combined operations in the Territories, the frequency of reporting, the use of a single "Functional Currency" (as defined below) and the methods of determining payments to the Parties, auditing of accounts and other matters.

     1.3  For purposes of this Schedule B only, the consolidated accounting of
                               ----------
operations for the Territories shall be referred to as "GenGain." GenGain is not a legal entity and has been defined for identification purposes only.

     1.4  This Schedule B also provides the definitions of certain financial
               ----------
terms applicable to the Parties for purposes of the Agreement; provided, however, that the definition of "Fully Burdened Manufacturing Costs" shall apply to Genentech or Magainin to the extent it manufactures any Product (or component thereof) under the Agreement and the definition of "Development Costs" shall apply to the development work by both Parties under the Agreement. All capitalised terms used herein without definition shall have the meanings ascribed thereto in the Agreement, unless otherwise expressly provided herein. References in this Schedule B to a "Party" or "Parties" shall be construed to
                   ----------
mean Genentech or Magainin, as the case may be, and in every case shall be deemed to include the Party's Affiliates under the Agreement.

B.1. Principles of Reporting

          The presentation of results of operations of the Parties in the Territories will be based on each Party's respective financial information presented separately and on a consolidated basis in the reporting format depicted as follows:

                                                   Genentech  Magainin  Total
                                                   ---------  --------  -----
       Gross Sales
       less [Returns and Allowances]
            = Net Sales
       less Cost of Sales
            = Gross Profits
       less Marketing Costs
       less Sales Costs of Genentech
       less Post-Approval Development Costs chargeable to GenGain less Other Operating Income/Expense less Distribution Costs less General and Administrative Costs
            = Operating Profit (Loss)
       It is the intention of the Parties that the interpretation of these definitions will be consistent with GAAP in the United States.

       If necessary, a Party will make the appropriate adjustments to the financial information it supplies under the Agreement to conform to the above format of reporting results of operations.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

B.2.   Frequency of Reporting

       The fiscal year of GenGain will be a calendar year.

       Reporting by each Party for GenGain revenues and expenses will be performed as follows, with submissions due on the date indicated or the next business day if such date is a weekend or U.S. holiday:

          ---------------------------------------------------------------------------------------
          Reporting Event          Frequency                   Timing of Submission
          ---------------------------------------------------------------------------------------
          Actuals              Quarterly            Q1-Q4:  End of quarter + 30
                                                            working days
          ---------------------------------------------------------------------------------------
          Forecasts            Approximately        As soon as practicable after each quarterly
                               Quarterly            meeting of Genentech's board of directors
          ---------------------------------------------------------------------------------------
          Preliminary          Annually             September 1 (one year; by year)
          Budgets
          ---------------------------------------------------------------------------------------
          Final Budgets        Annually             October 17 (one year; by quarter)
          ---------------------------------------------------------------------------------------
          Long-Range Plan      Annually             April 30 (current year plus 5 years)
          ---------------------------------------------------------------------------------------

Reports of actual results compared to budget shall be made to the relevant Joint Project Team on a quarterly basis. After approval by the Joint Project Team as to amounts, such Joint Project Team shall forward the report to the JSC for its approval. Variances from the total overall budgets, and significant variances in budget line items, shall only be included in calculation of Operating Profit or Loss when approved by the JSC after referral by the Joint Project Team.

Genentech will be responsible for the preparation of consolidated reporting of GenGain (including Operating Profit or Loss), calculation of the profit/loss sharing and determination of the cash settlement. Genentech will provide the financial representatives from each Party a statement showing the consolidated results and calculations of the Operating Profit or Loss sharing and cash settlement required in a format agreed to by the Parties.

On a monthly basis, Genentech will supply Magainin with each month's Gross Sales and Net Sales of Products in units, local currency and U.S. dollars (using the month-end rate for conversion for such month as shown in Reuters) by country in the Territories according to Genentech's sales reporting system, which shall be consistent with the definitions herein. Each such report shall be provided as early as possible, but no later than fifteen (15) days after the last day of the month in question, and shall provide monthly and year-to-date cumulative figures.

The financial representatives from the Parties will meet as appropriate but at least quarterly to review and approve the following:

          . actual results
          . forecasts
          . budgets
          . long range plans
          . inventory levels

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

       .  Sales Returns and Allowances
       . other financial matters, including Genentech's methodologies for charging costs and allocating sales representatives to GenGain for determination of actuals, forecasts, budgets and long-range plans and the results of applying such methodologies.

B.3.   Budget and Long-Range Plan

Responsibility for the budget and long-range plan will rest with the relevant Joint Project Team, which will develop budgets for development and commercialization for the term of the Joint Project Team, subject to final approval by the JSC.

Budgets will be prepared annually. In addition, headcount chargeable to GenGain will be agreed to annually by the JSC.

Budgets will be supplemented with detailed business plans for clinical trials, Regulatory Approval applications, and detailed plans for product introduction, sales efforts and promotion as determined by each Joint Project Team. Budgets, once approved by the JSC, can only be changed with the written approval of the JSC.

The Joint Project Team, with the assistance of the financial representatives from Genentech and Magainin, will be responsible for identifying, analyzing and reporting all significant line item budget variances and all overall, total budget variances. Only the JSC may approve materially unfavorable line item budget variations, as defined by the Joint Project Team, and all overall, total budget variations, chargeable to GenGain during the course of any year during the term of the Agreement.

A five (5)-year long-range plan for GenGain shall be established on a yearly basis under the direction of the JSC and submitted to Genentech and Magainin by April 30 of each year beginning ninety (90) days after the end of Phase III Clinical Trials.

B.4.   Definitions

       B.4.1 "Allocable Overhead" means costs incurred by a Party or for its account which are attributable to a Party's supervisory services, occupancy costs, corporate bonus (to the extent not charged directly to department), and its payroll, information systems, human relations or purchasing functions and which are allocated to company departments based on space occupied or headcount or other activity-based method consistently applied by a Party, or a standard rate if agreed to by the Parties. Allocable Overhead shall not include any costs attributable to general corporate activities including, by way of example, executive management, investor relations, business development, legal affairs and finance.

       B.4.2. "Cost of Sales" means Fully Burdened Manufacturing Costs (as defined below).

       B.4.3. "Post Approval Development Costs" shall mean those Development Costs incurred after the filing.

       B.4.4. "Distribution Costs" means the costs, including applicable Allocable Overhead, specifically identifiable to the distribution of a Product by a Party including customer services, collection of data about sales to hospitals and other end users, order entry, billing, shipping, credit and collection and other such activities. For the purpose of the Agreement, Genentech will charge GenGain for Distribution Costs an amount equal to two percent (2%) of Net Sales in a lump sum.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

       B.4.5. "Fully Burdened Manufacturing Costs" of an item or items, including, without limitation, a Compound, Bulk Materials or a Product (in bulk, vialed or finished product form, as the case may be) means one hundred percent (100%) of a Party's fully burdened manufacturing cost (as defined in the Party's generally accepted accounting policies consistently applied) which shall comprise the sum of:

               (a) The cost of goods produced, as determined by the Party(ies) performing (or having performed by a Third Party) each stage of the manufacturing process in accordance with GAAP consistently applied by such Party(ies), including, but not limited to, direct labor and material costs and product quality assurance/control costs as well as applicable Allocable Overhead;

               (b) All of the Party's allocable intellectual property acquisition and licensing costs (including, without limitation, any royalties) paid to Third Parties as such costs relate to Products; and

               (c) Any other costs borne by the manufacturing Party for transport, customs clearance and storage of product (if necessary) at the request of another Party (i.e., freight, customs, duty, and insurance).

       B.4.6. "General and Administrative Costs" means costs chargeable to GenGain equal to ten (10%) of Genentech's Marketing Costs, Sales Costs, Post-Approval Development Costs (excluding patent and trademark expenses) after approval by the applicable Regulatory Authority in any country, of Genentech and of Magainin, in the aggregate, but only to the extent these costs are chargeable to GenGain.

       B.4.7. "Gross Profit" means Net Sales less Cost of Sales for sales of a Product by a Party to Third Parties in the Territory.

       B.4.8. "Gross Sales" means the gross amount invoiced by either Party or their Affiliates or Sublicensees for sales of a Product to Third Parties in the Territory.

       B.4.9. "Marketing Costs" means the direct costs of marketing, promotion, advertising, Product promotional materials, professional education, product related public relations, relationships with opinion leaders and professional societies, market research (before and after product approval), healthcare economics studies, post-marketing studies not required to maintain product approvals, and other similar activities related to the Products and approved by the Joint Project Team. Such costs will include both internal costs (e.g., without limitation, salaries, benefits, supplies and materials, etc.), applicable Allocable Overhead, and outside services and expenses (e.g., without limitation, consultants, agency fees, meeting costs, etc.). "Marketing Costs" shall also include, without limitation, activities related to obtaining reimbursement from payers and costs of sales and marketing data. "Marketing Costs" will specifically exclude the costs of activities which promote either Party's business as a whole without being product specific (such as corporate image advertising).

       B.4.10. "Net Sales" means, for purposes of this Financial Appendix, Gross Sales of a Product less applicable Sales Returns and Allowances.

       B.4.11. "Operating Profit or Loss" means Net Sales of all Products less the following items with respect to each Product, all for a given period: Cost of Sales, Marketing Costs, Sales Costs, Development Costs (to the extent chargeable to GenGain), General and Administrative Costs,

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

Distribution Costs, and Other Operating Income/Expense [plus revenues other than Gross Sales attributable to a Product--Robert Please review the plus language here].
       B.4.12. "Other Operating Income/Expense" means other operating income or expense from or to Third Parties which is not part of the primary business activity of GenGain, but is considered and approved by the Joint Project Team and JSC as income or expense for purposes of GenGain and is limited to the following:

       . actual inventory write-offs of any Product
       . patent and trademark costs
       . product liability insurance to the extent the Parties obtain a joint policy
       . indemnification costs (as described in Section 11 of the Agreement)
       . other (to be approved by JSC)
       . non recurring start up costs associated with manufacturing of Product not included in cost of sales

       B.4.13. "Sales Costs" means Genentech's costs, including Allocable Overhead, approved by the Joint Project Team with the annual budget, incurred by the Parties or for their account and specifically identifiable to the sales efforts of Products to all markets in the Territory including the managed care market. "Sales Costs" shall include, without limitation, costs associated with sales representatives for Products, including compensation, benefits and travel, supervision and training of such sales representatives, sales meetings, and other sales related expenses.

       B.4.14. "Sales Returns and Allowances" means the sum of (a), (b), and
(c), where: (a) is a provision, determined by a Party under GAAP for sales of Products in the Territory for (i) trade, cash and quantity discounts or rebates on Products (other than price discounts granted at the time of invoicing and which are included in the determination of Gross Sales), (ii) credits or allowances given or made for rejection or return of, and for creditable amounts on, previously sold Products or for retroactive price reductions (including Medicare and similar types of rebates and chargebacks), (iii) taxes, duties or other governmental charges levied on or measured by the billing amount for Products, as adjusted for rebates and refunds, (iv) charges for freight and insurance directly related to the distribution of Products, to the extent included in Gross Sales, and (v) credits for allowances given or made for wastage replacement, indigent patient and any other sales programs agreed to by the Parties for Products; (b) is a quarterly adjustment of the provision determined in (a) to reflect amounts actually incurred by a Party in the Territory for items (i), (ii), (iii), (iv) and (v) in clause (a); and (c) is an adjustment for combination products (if any) under the Agreement. The provision allowed in clause (a) and adjustments made in clauses (b) and (c) (if any) will be reviewed by the Joint Project Team.

B.5    Foreign Exchange

The "Functional Currency" for accounting for Operating Profit or Loss will be U.S. dollars. For billing and reporting, the statement of operations and sales will be translated into U.S. dollars based on the "spot-rate" on the last business day of the calendar quarter in which the sale was made as reported in Reuters data service, and if not available in Bloomberg.

B.6.   Audits and Interim Reviews

       Either Party shall have the right to request that the other Party's independent, certified accounting firm perform an audit or interim review of the other Party's books in order to express an

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

opinion regarding such Party's compliance with GAAP. Such audits or review will be conducted at the expense of the requesting Party in accordance with procedures described in Section 6.12 of the Agreement.

B.7.   Payments between the Parties

Balancing Payments (meaning cost reimbursements plus profit share) by Genentech to Magainin pursuant to Section 8.6 of the Agreement and, subject to Section B.2 above, payments to each Party of the agreed upon percentages of Operating Profit or Loss as provided under Section B.10 below will be made quarterly, based on actual results within sixty (60) days after the end of each quarter, adjusted for reimbursement of the net expenses or income incurred or received by each Party. A report specifying how each payment was calculated shall also be submitted with each payment to the non-paying Party. In the event any payment is made after the date specified herein, the paying Party shall increase the amount otherwise due and payable by adding interest thereon, computed at the rate of one percent (1%) over the prime rate of interest reported in Reuters data service on the date so specified. Genentech will perform the consolidation and settlement calculations for submission to the JSC for its information.

B.8.   Responsibility for Reporting

The responsibility for the consolidated reporting of GenGain to the Joint Project Team and JSC shall be with Genentech. This will be the basis for the GenGain accounting and determining of payments to the Parties. Genentech shall provide Magainin with a copy of the GenGain consolidated reporting and the calculation serving as the basis of determining payments to the Parties.

B.9.   Accounting for Development Costs, Marketing Costs and Sales Costs

All Development Costs, Marketing Costs and Sales Costs will be based on the appropriate costs definition stated in Section B.4 of this Schedule B. Each
                                                           ----------
Party shall report Development Costs in a manner consistent with its project cost system. In general, these project cost systems report actual time spent on specific projects, apply the actual labor costs, capture actual costs of specific projects and allocate other expenses to projects. For commercial support expenses, including without limitation, sales, marketing and product experience, the Parties will report costs based on actual expenses at average rates. The Parties acknowledge that the methodologies used will be based on systems in place in the applicable departments.

B.10.  Operating Profit and Loss Sharing

In the event Magainin exercises its co-funding option pursuant to Section 8.6 of the Agreement, Genentech and Magainin agree to share the Operating Profit or Loss from the sale of Products in the United States in the following manner:


       (a) Genentech shall be allocated [**] of the Operating Profit or Loss from the sale of Products in the United States; and

       (b) Magainin shall be allocated [**] of the Operating Profit or Loss from the sale of Products in the United States.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.

The Party supplying commercial supplies of Product shall finance the cost of building inventory necessary for product launch, other pre-launch marketing activities approved by the Joint Project Team, and commercial sales of Product. The non-supplying Party shall repay to the supplying Party its share of such costs, as allocated in Section B.10(a) or (b) above, as applicable, following first Regulatory Approval of such Products from the Operating Profit or Loss allocated to the non-supplying Party in any calendar quarter. If such repayment is not complete three (3) years following such first Regulatory Approval, the non-supplying Party will complete such repayment in a lump sum paid at the end of the next calendar quarter following such first Regulatory Approval. Interest on any such repayment will be charged at a rate equal to one percent (1%) over the prime rate of interest as published in Reuters on the first business day of such calendar quarter.

B.11.  Start of Operations and Effective Accounting Date Termination

Operation of GenGain will be deemed to have commenced, retroactively, as of the completion of filing for a Product if Magainin has exercised its co-funding option under 8.6 of the Agreement. Costs and expenses incurred prior to such date are not chargeable to GenGain.
For reporting and accounting purposes with respect to GenGain, the effective termination date of the Agreement with regard to the last year a Product is sold in the Territory will be the nearest month end to which such termination takes place.

________________________________________________________________________________

** Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.